UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

     FORM SB-2/A Amendment No. 5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHEETAH OIL AND GAS LTD.

(Exact name of registrant as specified in its charter)

Nevada	1221	93-1118938
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

Second Floor, 809 Manning Road, N.E. Calgary, Alberta Canada T2E 7M9 (403) 248-5300

(Address and telephone number of registrant’s principal executive offices)

Garth Braun, President
Second Floor, 809 Manning Road, N.E. Calgary, Alberta Canada T2E 7M9 (403) 248-5300

(Name, address and telephone number of agent for service)

Copy of communications to:

William L. Macdonald, Esq. Clark Wilson LLP Suite 800 - 885 West Georgia Street Vancouver, British Columbia, Canada V6C 3H1 Telephone: 604-687-5700

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price Per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	1,200,000 (3)	$5.65	$ 6,780,000	$ 798.00
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants	1,221,429 (4)	$5.65	$ 6,901,074	$ 812.26
Common Stock to be offered for resale by selling stockholders pursuant to registration rights agreements	144,000 (5)	$5.65	$ 813,600	$ 95.76
Total Registration Fee				$ 1,706.02

(1)	In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on June 17, 2005.

(3)	Represents 1,200,000 shares of our common stock that were collectively sold in a private placement and issued on May 26, 2005.

(4)	Represents common stock that may be issued upon exercise of share purchase warrants which can be exercised at any time until one year from the effective date of this Registration Statement, at an exercise price of $7.00

(5)	Represents 72,000 shares of our common stock and 72,000 shares that may be issued on exercise of share purchase warrants, that may be issued pursuant to registration rights agreements that we have entered into with the selling stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
____________, 2006

CHEETAH OIL AND GAS LTD. A NEVADA CORPORATION

SHARES OF COMMON STOCK OF CHEETAH OIL AND GAS LTD.
_________________________________

     The prospectus relates to the resale by certain selling stockholders of Cheetah Oil and Gas Ltd. of up to 2,565,429 shares of our common stock in connection with the resale of:

-	up to 1,200,000 shares of our common stock which were issued on May 26, 2005 in a private placement;

-	up to 1,200,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement;

-	up to 21,429 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees; and

-	up to 72,000 shares of common stock, and 72,000 shares of common stock which may be issued on the exercise of share purchase warrants, that may be issued pursuant to registration rights agreements with the selling stockholders.

     The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

     Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “COGL”. On June 17, 2005, the closing bid price of our common stock was $5.60.

     Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 8 before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________, 2006.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE NUMBER
PROSPECTUS SUMMARY	7
RISK FACTORS	9
RISKS RELATED TO THIS OFFERING	9
Sales of a substantial number of shares of our common stock into the public market by the	9
selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.
Since our shares are thinly traded, and trading on the OTC Bulletin Board may be sporadic	9
because it is not an exchange, stockholders may have difficulty reselling their shares.
RISKS RELATED TO OUR BUSINESS	10
We have yet to attain profitable operations and because we will need additional financing to	10
fund our extensive exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern
Because of the early stage of development and the nature of our business, our securities are	10
considered highly speculative.
All or a portion of our interest in our properties may be lost if we are unable to obtain	10
significant additional financing, as we are required to make significant expenditures on the exploration and development of our properties.
Due to the losses incurred since inception, our stockholders’ deficiencies and our not having	11
generated any revenues to date or currently generating any revenues, there is substantial doubt about our ability to continue as a going concern.
We will require substantial funds to enable us to decide whether our properties contain	11
commercial oil and gas deposits and whether they should be brought into production, and if we cannot raise the necessary funds we may never be able to realize the potential of our properties.
We have licenses in respect of our properties, but our properties may be subject to prior	11
unregistered agreements, or transfers which have not been recorded or detected through title searches, and are subject to a governmental right of participation, resulting in a possible claim against any future revenues generated by such properties.
All of our projects are located in Papua New Guinea where oil and gas exploration activities	11
may be affected in varying degrees by political and government regulations which could have a negative impact on our ability to continue our operations.
Our accounts are subject to currency fluctuations which may periodically affect our financial	12
position and results.
The loss of Garth Braun would have an adverse impact on future development and could	12
impair our ability to succeed.
As our properties are in the exploration stage there can be no assurance that we will	12
establish commercial discoveries on our properties.
The potential profitability of oil and gas ventures depends upon factors beyond the control of	12
our company.
Competition in the oil and gas industry is highly competitive and there is no assurance that	12
we will be successful in acquiring the licenses.

PAGE NUMBER
Oil and gas operations are subject to comprehensive regulation which may cause substantial	13
delays or require capital outlays in excess of those anticipated causing an adverse effect on our company. Further, exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.
Exploratory drilling involves many risks and we may become liable for pollution or other	13
liabilities which may have an adverse effect on our financial position.
Any change to government regulation/administrative practices in regards to conducting	13
business generally in Papua New Guinea may have a negative impact on our ability to operate and our profitability.
All of our directors and officers are located outside the United States, with the result that it	13
may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.
RISKS RELATED TO OUR COMMON STOCK	14
Additional authorized common shares issued in the future will decrease the existing	14
shareholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing shareholders.
FORWARD-LOOKING STATEMENTS	14
THE OFFERING	14
USE OF PROCEEDS	15
SELLING STOCKHOLDERS	15
PLAN OF DISTRIBUTION	17
PRIVATE PLACEMENT	18
LEGAL PROCEEDINGS	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
DESCRIPTION OF COMMON STOCK	23
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING	23
AND FINANCIAL DISCLOSURE
INTEREST OF NAMED EXPERTS AND COUNSEL	24
EXPERTS	24
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT	24
LIABILITIES
DESCRIPTION OF PROPERTY	25
DESCRIPTION OF BUSINESS	25
MANAGEMENT’S PLAN OF OPERATION	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35
DIVIDEND POLICY	37
EXECUTIVE COMPENSATION	37
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND	38
CHANGE IN CONTROL ARRANGEMENTS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	38

PAGE NUMBER
FINANCIAL STATEMENTS	39
WHERE YOU CAN FIND MORE INFORMATION	79

     As used in this prospectus, the terms “we”, “us”, “our”, and “Cheetah” mean Cheetah Oil and Gas Ltd., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

     We are an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the country of Papua New Guinea. We were incorporated under the laws of the State of Nevada on May 5, 1992 under the name “Bio-American Capital Corporation”. On March 5, 2004 we acquired all of the issued and outstanding shares of Cheetah Oil & Gas Ltd., a private British Columbia company incorporated on January 28, 2003, in exchange for 25,000,000 shares of our common stock. Therefore, for accounting purposes, Cheetah Oil & Gas Ltd. was deemed to have acquired Bio American Capital Corporation. We changed our name to “Cheetah Oil & Gas Ltd.” by a Certificate of Amendment filed on May 25, 2004 with the Nevada Secretary of State.

     On March 5, 2004, we entered into an acquisition agreement with Georgina Martin, the sole shareholder of Cheetah Oil & Gas Ltd., a British Columbia company, for the acquisition of all the outstanding equity securities of Cheetah, being 100 shares of common stock, in exchange for 25,000,000 shares of our common stock. As a result of this transaction, Cheetah has become our wholly owned subsidiary. The principal assets of Cheetah were certain permits and licenses issued by the Minister of Petroleum and Energy for Papua New Guinea. Our principal executive offices are located at Second Floor, 498 Ellis Street, Penticton, British Columbia, Canada V2A 4M2. Our telephone number is (250) 497-6072. We maintain a website at www.cheetahoil.com. Information contained on our website does not form part of this prospectus.

     We are an exploration stage company and have not generated any revenues since inception and have only incurred losses. We have only recently commenced our oil and gas acquisition and exploration activities.

     Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the consolidated financial statements for the period ended December 31, 2004, our independent auditors included an explanatory paragraph regarding their substantial doubts about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Number of Shares Being Offered

     The prospectus relates to the resale by certain selling stockholders of Cheetah Oil and Gas Ltd. of up to 2,565,429 shares of our common stock in connection with the resale of:

-	up to 1,200,000 shares of our common stock which were issued on May 26, 2005 in a private placement;

-	up to 1,200,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement;

-	up to 21,429 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees; and

-	up to 72,000 shares of common stock, and 72,000 shares of common stock which may be issued on the exercise of share purchase warrants, that may be issued pursuant to registration rights agreements with the selling stockholders.

     The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution”.

Number of Shares Outstanding

There were 36,629,814 shares of our common stock issued and outstanding as at December 31, 2005.

Use of Proceeds

     We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

     The proceeds from the sale of our common stock which occurred on May 26, 2005 will be used to expand our exploration program on our petroleum prospecting licenses in Papua New Guinea.

     We will receive proceeds of up to $8,550,000 upon exercise of all of the share purchase warrants (assuming all share purchase warrants are exercised prior to expiry) and these proceeds will be used for exploration and development of our oil and gas properties and for general working capital purposes.

Summary of Financial Data

     The summarized financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2004 and unaudited consolidated financial statements for the nine month period ended September 30, 2005 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Plan of Operation” beginning on page 29 of this prospectus.

	For the year ended December 31, 2004	For the year ended January 31, 2004
Revenue	Nil	Nil
Net Loss for the Period	$ (463,686)	$ (812)
Loss Per Share - basic and diluted	$ (0.01)	$ (0.00)
	As at December 31, 2004	As at January 31, 2004
Working Capital (Deficiency)	$ 12,021	($ 72,036)
Total Assets	$ 2,819,724	$ 1,297,827
Total Number of Issued Shares of Common Stock	35,019,682	25,000,000
Deficit	$ (464,498)	$ (812)
Total Stockholders’ Equity	$ 2,669,663	$ 999,264

	As at September 30, 2005	As at September 30, 2004
Revenue	Nil	Nil
Net Loss for the Period	$ (1,909,835)	$ (325,789)
Loss Per Share - basic and diluted	$ (0.05)	Nil
As at September 30, 2005
Working Capital (Deficiency)	$ 2,949,674
Total Assets	$ 9,016,582

	As at September 30, 2005	As at September 30, 2004
Total Number of Issued Shares of Common Stock	36,629,814
Deficit	$ (2,374,333)
Total Stockholders’ Equity	$ 8,951,949

RISK FACTORS

     An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

     Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 36,629,814 shares of common stock issued and outstanding as of December 31, 2005. When this registration statement is declared effective, the selling stockholders may be reselling up to 2,565,429 shares of our common stock, only 1,200,000 of which are included in the number of our issued and outstanding common shares as of December 31, 2005, shown above. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

     To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

     Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Since our shares are thinly traded, and trading on the OTC Bulletin Board may be sporadic because it is not an exchange, stockholders may have difficulty reselling their shares.

     Our shares of common stock are currently quoted on the OTC Bulletin Board service of the National Association of Securities Dealers, Inc. The trading price of our shares of common stock has been subject to wide fluctuations. Trading prices of our shares of common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our shares of common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our shares of common stock, regardless of our operating performance.

     In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

RISKS RELATED TO OUR BUSINESS

We have yet to attain profitable operations and because we will need additional financing to fund our extensive exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern.

     Our company has a limited operating history and must be considered in the development stage. The success of the company is significantly dependent on a successful drilling, completion and production program. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. No assurance can be given that we may be able to operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. There can be no assurance that our business plan will prove successful, and no assurance that we may be able to operate profitably, if at all.

     In their report on our annual consolidated financial statements for the year ended December 31, 2004, our independent auditors included explanatory paragraphs regarding their substantial doubts about our ability to continue as a going concern. This was due to the uncertainty of our ability at the time to meet our current operating and capital expenses. Even with the completion of the private placement in May 2005 for gross proceeds of $6,000,000, we believe we will have to raise additional funds to satisfy our estimated minimum cash requirements for the period ending September 30, 2006 and/or we may be required to minimize certain expenses. We estimate our minimum cash requirements for that period to be $6,000,000. However, there is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to further explore and if warranted bring our properties into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

     Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties are in the exploration stage only and are without known reserves of oil and gas. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

All or a portion of our interest in our properties may be lost if we are unable to obtain significant additional financing, as we are required to make significant expenditures on the exploration and development of our properties.

     Our ability to continue exploration and, if warranted, development of our properties will be dependent upon our ability to raise significant additional financing. If we are unable to obtain such financing, a portion of our interest in our properties may be lost or our properties may be lost entirely and revert back to the government of Papua New Guinea. We have limited financial resources and no material cash flow from operations and we are dependent for funds on our ability to sell our common shares, primarily on a private placement basis. There can be no assurance that we will be able to obtain financing on that basis in light of factors such as the market demand for our securities, the state of financial markets generally and other relevant factors.

     We anticipate that we may need to obtain additional bank financing or sell additional debt or equity securities in future public or private offerings. There can be no assurance that additional funding will be available to us for exploration and development of our projects or to fulfill our obligations under the applicable petroleum prospecting licenses. Although historically we have announced additional financings to proceed with the development of some of our properties, there can be no assurance that we will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of our projects with the possible loss of our petroleum prospecting licenses.

Due to the losses incurred since inception, our stockholders’ deficiencies and our not having generated any revenues to date or currently generating any revenues, there is substantial doubt about our ability to continue as a going concern.

     There is substantial doubt about our ability to continue as a going concern due to the losses incurred since inception, our stockholders’ deficiency, and lack of revenues.

     There can be no assurance that, if required, any such financing will be available upon terms and conditions acceptable to us, if at all. Our inability to obtain additional financing in a sufficient amount when needed and upon terms and conditions acceptable to us could have a materially adverse effect upon our company. Although we believe that we have funds sufficient to meet our immediate needs, we require further funds to finance the development of our company. There can be no assurance that such funds will be available or available on terms satisfactory to us. If additional funds are raised by issuing equity securities, further dilution to existing or future shareholders is likely to result. If adequate funds are not available on acceptable terms when needed, we may be required to delay, scale back or eliminate the development of our company. Inadequate funding could also impair our ability to compete in the marketplace, which may result in the dissolution of our company.

We will require substantial funds to enable us to decide whether our properties contain commercial oil and gas deposits and whether they should be brought into production, and if we cannot raise the necessary funds we may never be able to realize the potential of our properties.

     Our decision as to whether our properties contain commercial oil and gas deposits and should be brought into production will require substantial funds and depend upon the results of exploration programs and feasibility studies and the recommendations of duly qualified engineers, geologists, or both. This decision will involve consideration and evaluation of several significant factors including but not limited to: (1) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies, and construction of production facilities; (2) availability and costs of financing; (3) ongoing costs of production; (4) market prices for the oil and gas to be produced; (5) environmental compliance regulations and restraints; and (6) political climate, governmental regulation and control. If we are unable to raise the funds necessary to properly evaluate our properties, then we may not be able to realize any potential of our properties.

We have licenses in respect of our properties, but our properties may be subject to prior unregistered agreements, or transfers which have not been recorded or detected through title searches, and are subject to a governmental right of participation, resulting in a possible claim against any future revenues generated by such properties.

     We have licenses with respect to our oil and gas properties and we believe our interests are valid and enforceable given that they have been granted directly by the government of Papua New Guinea, although we have not obtained an opinion of counsel or any similar form of title opinion to that effect. However, these licenses do not guarantee title against all possible claims. The properties may be subject to prior unregistered agreements, or transfers which have not been recorded or detected through title research. Further, the properties are subject to a 22.5% back-in participation right in favour of the government, which the government may exercise upon payment of 22.5% of the expenses incurred in the development of the property. This back–in interest includes a 2% of revenue royalty payment to indigenous groups, which is only payable if the government exercises its back-in right. If the interests in our properties is challenged, we may have to expend funds defending any such claims and may ultimately lose some or all of any revenues generated from the properties if we lose our interest in such properties.

All of our projects are located in Papua New Guinea where oil and gas exploration activities may be affected in varying degrees by political and government regulations which could have a negative impact on our ability to continue our operations.

     Certain projects in which we have interests are located in Papua New Guinea. Mineral exploration activities in Papua New Guinea may be affected in varying degrees by political instabilities and government regulations relating to the mining industry. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriations of property, environmental legislation and mine safety. The status of New Guinea as a developing country may make it more difficult for us to obtain any required financing for our projects. The effect of all these factors cannot be accurately predicted. Notwithstanding the progress achieved in restructuring New Guinea political institutions and revitalizing its economy, the present administration, or any successor government, may not be able to sustain the progress achieved. While the New Guinea economy has experienced growth in recent years, such growth may not continue in the future at similar rates or at all. If the economy of New Guinea fails to continue its growth or suffers a recession, we may not be able to continue our operations in that country. We do not carry political risk insurance.

Our accounts are subject to currency fluctuations which may periodically affect our financial position and results.

     We maintain our accounts in US and Canadian currencies and make certain payments in the currency of Papua New Guinea and are therefore subject to currency fluctuations and such fluctuations may periodically affect our financial position and results. We do not engage in currency hedging activities.

The loss of Garth Braun would have an adverse impact on future development and could impair our ability to succeed.

     We are dependent on our ability to hire and retain highly skilled and qualified personnel, including our President, Mr. Garth Braun, also one of our directors. We face competition for qualified personnel from numerous industry sources, and there can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. We do not have key man insurance on any of our employees although we have applied for such insurance for Mr. Braun. The loss of service of any of our key personnel could have a material adverse effect on our operations or financial condition.

As our properties are in the exploration stage there can be no assurance that we will establish commercial discoveries on our properties.

     Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few of the properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration stage only and are without proven reserves of oil and gas. There can be no assurance that we will establish commercial discoveries on any of our properties.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company.

     The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to world-wide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

     Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. The extent of these factors cannot be accurately predicted but the combination of these factors may result in our company not receiving an adequate return on invested capital.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring the licenses.

     The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas properties for drilling operations and necessary drilling equipment, as well as for access to funds. There can be no assurance that the necessary funds can be raised or that any projected work will be completed. There are other competitors that have operations in the properties in Papua New Guinea and the presence of these competitors could adversely affect our ability to acquire additional property interests.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company. Further, exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

     Oil and gas operations in Papua New Guinea are subject to federal and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations in Papua New Guinea are also subject to federal and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. No assurance can be given that environmental standards imposed by federal or local authorities will not be changed or that any such changes would not have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons.

     Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

     Based upon our review of the environmental regulations that we are currently subject to, we believe that our operations comply, in all material respects, with all applicable environmental regulations.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

     Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any change to government regulation/administrative practices in regards to conducting business generally in Papua New Guinea may have a negative impact on our ability to operate and our profitability.

     There is no assurance that the laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in Papua New Guinea or any other jurisdiction, will not be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business in Papua New Guinea.

     The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability in Papua New Guinea.

All of our directors and officers are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

     All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal securities laws against our directors or officers.

RISKS RELATED TO OUR COMMON STOCK

Additional authorized common shares issued in the future will decrease the existing shareholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing shareholders.

     Our constating documents authorize the issuance of 50,000,000 shares of common stock, each with a par value of $0.001. The amendment to our corporation’s Articles to increase our authorized share capital and authorize the Preferred Shares will not have any immediate effect on the rights of existing shareholders. However, our board of directors will have the authority to issue authorized common stock and the Preferred Shares without requiring future shareholders approval of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional authorized common shares are issued in the future, they will decrease the existing shareholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing shareholders.

     The increase in the authorized number of shares of our common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our company without further action by the shareholders. Shares of authorized and unissued common stock could be issued (within limits imposed by applicable law) in one or more transactions. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of our company.

     Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 8 to 13, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

THE OFFERING

     This prospectus relates to the resale by certain selling stockholders of Cheetah Oil and Gas Ltd. of up to 2,565,429 shares of our common stock in connection with the resale of:

-	up to 1,200,000 shares of our common stock which were issued on May 26, 2005 in a private placement;

-	up to 1,200,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement;

-	up to 21,429 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees; and

-	up to 72,000 shares of common stock, and 72,000 shares of common stock which may be issued on the exercise of share purchase warrants, that may be issued pursuant to registration rights agreements with the selling stockholders.

     The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

USE OF PROCEEDS

     The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus, which is estimated to be approximately $43,000. We will receive proceeds of up to $8,550,000 upon exercise of all of the share purchase warrants (assuming all share purchase warrants are exercised prior to expiry) and these proceeds will be used for general working capital purposes.

     The proceeds from the sale of our common stock which occurred on May 26, 2005 will be used to expand our exploration program on our petroleum prospecting licenses in Papua New Guinea.

SELLING STOCKHOLDERS

     The selling stockholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 2,421,429 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 31, 2005 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the selling shareholders is a broker-dealer, or an affiliate of a broker-dealer to our knowledge, with the exception of C.K. Cooper and Company, Inc. Further, to our knowledge, at the time of purchase, none of the selling stockholders had any agreements or understandings, directly or indirectly, with any purchaser to distribute the shares acquired by such selling stockholder.

Name of Selling Stockholder and Position, Office or Material Relationship with Cheetah	Common Shares owned by the Selling Stockholder (2)	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Bruce O’Brien Living Trust Dated 12/17/91 (3)	8,000	8,000	16,000	Nil	Nil
Edward Ajotian	10,000	10,000	20,000	Nil	Nil
Frey Living Trust(4)	40,000	40,000	80,000	Nil	Nil
HEM Properties(5)	80,000	80,000	160,000	Nil	Nil
B&E Apartments LP(6)	80,000	80,000	160,000
Gary Brennglass	52,000	52,000	104,000	Nil	Nil
Cranshire Capital LP(7)	50,000	50,000	100,000	Nil	Nil
Enable Opportunity Partners, LP(8)	20,000	20,000	40,000	Nil	Nil
Enable Growth Partners LP(9)	150,000	150,000	300,000	Nil	Nil
Kent Seymour & Maskaria Seymour	5,000	5,000	10,000	Nil	Nil
Colonial Fund LLC(10)	100,000	100,000	200,000	Nil	Nil

Name of Selling Stockholder and Position, Office or Material Relationship with Cheetah	Common Shares owned by the Selling Stockholder (2)	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Gryphon Master Fund, LP(11)	200,000	200,000	400,000	Nil	Nil
GSSF Master Fund LP(12)	100,000	100,000	200,000	Nil	Nil
Bushido Capital Master Fund, LP(13)	150,000	150,000	300,000	Nil	Nil
Gamma Opportunity Capital Partners, LP Class C(14)	100,000	100,000	200,000	Nil	Nil
Gamma Opportunity Capital Partners, LP Class A(14)	50,000	50,000	100,000	Nil	Nil
Renata Kalweit(15)	5,000	5,000	10,000	Nil	Nil
C.K. Cooper and Company, Inc.(16)	Nil	21,429	21,429	Nil	Nil
TOTAL	1,200,000	1,221,429	2,421,429 (17)	Nil	Nil

(1)	Assumes all of the shares of common stock offered are sold. Based on 36,629,814 common shares issued and outstanding on December 31, 2005.

(2)	The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable upon exercise of the share purchase warrants, as applicable. The warrants are exercisable until one year from the effective date of this Registration Statement at an exercise price of $7.00 per share.

(3)	Bruce O’Brien exercises dispositive and voting power with respect to the shares of common stock that Bruce O’Brien Living
Trust owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(4)	Philip Frey exercises dispositive and voting power with respect to the shares of common stock that Frey Living Trust. owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(5)	Howard Einburg exercises dispositive and voting power with respect to the shares of common stock that HEM Properties owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(6)	Howard Einburg exercises dispositive and voting power with respect to the shares of common stock that B&E Apartments LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(7)	Downsview Capital, the general partner of Cranshire Capital LP, exercises dispositive and voting power with respect to the shares of common stock that Cranshire Capital LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised.
Mitchell P. Kopin is the President of Downsview Capital.

(8)	Miteh Levine, Managing Partner, exercises dispositive and voting power with respect to the shares of common stock that Enable
Opportunity Partners LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(9)	Miteh Levine, Managing Partner, exercises dispositive and voting power with respect to the shares of common stock that Enable
Growth Partners LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(10)	Alan Brody exercises dispositive and voting power with respect to the shares of common stock that Colonial Fund LLC owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(11)	Gryphon Partners, the general partner of Gryphon Master Fund LP, exercises dispositive and voting power with respect to the shares of common stock that Gryphon Master Fund LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised. E.B. Lyon IV is the managing member of Gryphon Partners

(12)	E.B. Lyon IV, the managing member, exercises dispositive and voting power with respect to the shares of common stock that
GSSF Master Fund LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(13)	Christopher Rossman, Managing Director, exercises dispositive and voting power with respect to the shares of common stock that Bushido Capital Master Fund LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(14)	Chris Rossman and Jonathan Knight exercise dispositive and voting power with respect to the shares of common stock that
Gamma Opportunity Capital Partners, LP owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(15)	Renata Kalweit is the daughter of Georgina Martin, the Secretary, Treasurer and a Director of our company.

(16)	The number of shares of common stock listed as beneficially owned by C.K. Cooper and Company, Inc. represents the number of shares of common stock potentially issuable upon exercise of the share purchase warrants. The warrants were issued in partial payment of a placement fee. 21,429 warrants may be exercised at any time until one year from the effective date of this Registration Statement at an exercise price of $7.00 per share. C.K. Cooper and Company, Inc. is a broker dealer registered pursuant to section 15 of the Securities
Exchange Act of 1934, as amended.

(17)	Also being registered are 144,000 shares that may be issued pursuant to registration rights agreements with the selling stockholders.

     We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States, in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the applicable exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);

(g)	at the market to or through market makers or into an existing market for the shares;

(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)	a combination of any of the aforementioned methods of sale.

     In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, or, if a broker-dealer is added, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares, or in order to include the information required concerning the addition of the broker-dealer.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

     To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

     We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

     All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

     Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PRIVATE PLACEMENT

     On May 26, 2005, we sold to 17 accredited investors (the selling stockholders), an aggregate of 1,200,000 of our shares of our common stock and share purchase warrants to acquire an additional 1,200,000 shares of our common stock in a private placement relying on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act.

     The private placement closed on May 26, 2005 and involved the issuance of 1,200,000 shares of our common stock and share purchase warrants to acquire an additional 1,200,000 shares of our common stock. The share purchase warrants have an exercise price of $7.00 and expire one year from the effective date of this Registration Statement.

     In connection with the foregoing private placement, we paid a placement fee of $390,000 or six and one half percent (6.5%) of the aggregate gross proceeds to C.K. Cooper and Company Inc. In addition, we also issued to C.K. Cooper 21,429 share purchase warrants to acquire 21,429 shares of our common stock. These share purchase warrants have an exercise price of $7.00 and expire one year from the effective date of this Registration Statement.

     Pursuant to the terms of the May 2005 private placement, we agreed to file this registration statement on or before July 11, 2005 for the purpose of registering for resale the shares issued on May 26, 2005, and those shares of our common stock that will be issued upon exercise of the share purchase warrants. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by September 26, 2005.

     In the event that we fail to have this registration statement declared effective by September 26, 2005 (which is deemed to be a registration default), we will then pay liquidated damages to the selling stockholders. For the period beginning from and including the date of the registration default to but excluding the date on which the registration default is cured, these liquidated damages will accrue at a rate per month equal to one percent (1%) of the purchase price paid by the selling shareholders, payable in units consisting of shares of common stock and share purchase warrants. One percent of the aggregate gross proceeds is $60,000, which would be payable per month that we are in registration default, up to a maximum of six percent, or $360,000. If a registration default is remedied within 90 days the liquidated damages may be paid in shares and warrants with the same terms as those issued pursuant to the May 26, 2005 private placement, and as such will be issued for the same value as the shares and warrants issued under the private placement. If the registration default is not remedied within the 90 day period, the liquidated damages are payable in cash. We are currently negotiating with the selling stockholders in an effort to mitigate the liquidated damages payable to them.

Warrants Issued to C.K. Cooper and Company, Inc.

     On May 26, 2005, we issued to C.K. Cooper and Company, Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, 21,429 warrants to purchase up to 21,429 shares of our common stock, exercisable at any time during the one year period ending one year from the effective date of this Registration Statement at an exercise price of $7.00 per share. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of our common stock and share purchase warrants to the other selling stockholders. The share purchase warrants were issued to C.K. Cooper and Company, Inc. pursuant to a Managing Dealers Agreement that we entered into on March 31, 2005.

LEGAL PROCEEDINGS

     We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     All directors of our company hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. The officers of our company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

     Our directors, executive officers and other significant employees, their ages, positions held and duration each person has held that position, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Garth Braun	President, Chief Executive Officer, Chairman and Director	47	July 19, 2004
Ted Kozub	Chief Financial Officer and Director	68	December 15, 2003
Georgina Martin	Secretary, Treasurer and Director	57	March 5, 2004

Business Experience

     The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Garth Braun – President, Chief Executive Officer, Chairman, and Director

Mr. Braun has been the President, Chief Executive Officer, Chairman and a director of our company since July 19, 2004. Mr. Braun received an Honors degree in Business Administration in 1985. Mr. Braun has been CEO and Director of Karmel Capital Corporation since 1996. Karmel Capital is a private real estate development company with holdings in Western Canada.

Mr. Braun was a consultant to Seraph Capital AG from 1998 to 2002. Seraph Capital AG’s focus was to raise capital for private and publicly listed companies in both Europe and North America. Mr. Braun was a director of Datawave Systems Inc. from August of 1997 to July of 2001, a Long Distance Calling Card Vending Distribution Company.

Ted Kozub – Chief Financial Officer and Director

Mr. Kozub has been the Chief Financial Officer and a director of our company since December 15, 2003.

Mr. Kozub is a recently retired tax partner with KPMG, where he was a partner from 1981 to 2000. He has been in public accounting practice for over 22 years and has held various senior positions with Revenue Canada Taxation from 1971 to 1979.

He was appointed to the special task force for the implementation of Canadian Tax Reform and was Tax Manager with Hudsons Bay Oil & Gas in Calgary, which is a subsidiary of Conoco, from 1961 to 1970. Mr. Kozub was the President of the Canadian Petroleum Tax Society from 1967 to 1968 and was a frequent lecturer to various accounting organizations in accounting, cost and management and taxation. Mr. Kozub was a director and officer of Fetchomatic Inc. from May 1, 2000 to April 26, 2001 (a company that developed software for internet search engines); a director and officer of Direct Response Financial Services Inc. from April 1, 2003 to January 2, 2005 (a company that provided Debt Card Services for the Latin American market carried out in Los Angeles); and a director of AMI Resources Ltd. from April 9, 2003 to July 10, 2005 (a gold mining company with operations in Ghana). Mr. Kozub is currently a director and officer of KOKO Petroleum Inc., having been appointed on January 15, 2004.

Mr. Kozub holds a certified management accounting degree (CMA, 1963) and a business management certificate (1960).

Georgina Martin – Secretary, Treasurer and Director

Ms. Martin the Secretary, Treasurer and Director of our company since March 5, 2004. Ms. Martin has been in the private sector for over 35 years starting in the insurance field and then soon changed for a brief period of time to work in public practice.

Ms. Martin took a position with Mutual Life Insurance as an underwriter assistant from 1965 to 1966. She then went to work for Regmil Industries as a bookkeeper until 1971. Between 1971 to 1975, she worked as an assistant to the accountant for Westcoast Plywood. In 1975 Ms. Martin was hired by Bartell Bros. Construction as an accountant. From 1978 to 1988, she was employed by Brink Remanufacturing Industries Ltd. as a Comptroller, a lumber re-manufacturing company specializing in added value timber products. Ms. Martin left Brink Remanufacturing Industries Ltd. in 1988 and joined the Jemi Group of Companies and holds the position of Comptroller/Chief Financial Officer to the present date, which is a group of private companies engaged in the logging and land development industry. Ms. Martin is also a director of KOKO Petroleum Inc., having been appointed on October 21, 2004.

In 1986 Ms. Martin obtained her designation as a Certified General Accountant with a focus on finance. She has been active in the organization since that time.

In 1988 Ms. Martin and a business partner incorporated a private corporation. This served as a base towards her comptrollership of the many companies that followed over the next 16 years.

KOKO Petroleum Inc. is a company engaged in exploration and drilling for oil and natural gas in the State of Texas. Given that our operations are in Papua, New Guinea, and will remain so for the foreseeable future, we do not view the affiliation of Mr. Kozub and Ms. Martin to KOKO Petroleum Inc. as creating any potential for conflicts of interest with our company.

Significant Employees

Mr. Braun is a significant employee and the loss of this employee would have an adverse impact on our future developments and could impair our ability to succeed.

We have retained certain consultants that may be considered significant employees given their roles in providing us with assistance for acquisitions and operations and the provision of certain oil and gas exploration technical expertise. These persons are Hari C. Sharma, Jack Sari, Robert Solc and Deborah Solc through their company, DBS Resources Ltd., and Douglas Marshall through his company, Daybreak Energy Inc.

Hari C. Sharma, Operations and Acquisitions

Mr. Sharma was the President of Scotia Petroleum Inc. from 2003 to 2004. From 1996 to 2003, Mr. Sharma was a Partner in Hari Sharma & Associates, Certified General Accountants, in New Westminster, British Columbia. From 1986 to 1995, Mr. Sharma was the President and Chief Executive Officer of Denny’s New Zealand, Limited, Auckland, New Zealand, the New Zealand branch of the Denny’s restaurant chain. From 1974 to 1985 Mr. Sharma was the Vice-President, Finance and Business Development with International Submarine Engineering, Coquitlam, B.C.

Mr. Sharma holds an MBS (Master of Business Studies), Accounting Tax from Massey University, New Zealand. He has been a Certified General Accountant with the Certified General Accountants Association of Canada since 1990. Mr. Sharma also received his (P. Mgr.) Professional Manager degree from the Canadian Institute of Management in 1990.

Jack Sari, Chief Geologist

Mr. Jack Sari was employed as a Technical Manager with Oil Search Limited (OSH), Port Moresby, from April 19, 2002 to January, 2004. During his employment with Orogen Minerals Limited, Port Moresby, Mr. Sari held the positions of Manager – Oil Assets from November 2000 to March 2002; Manager – Technical from February 1998 to November 2000, and Project Analyst – Petroleum from 1997 to February 1998. Mr. Sari was employed by Oil Search, Ltd., Port Moresby from 1993 to November 1997 where he held the position of Senior Geologist. From January to July, 1993, Mr. Sari was a Contract Geologist with Kirakar, Lindley, Tamu & Associates, Lae.

During his tenure from 1982 to 1992 with the Department of Mining and Petroleum, Port Moresby, Mr. Sari held the position of Senior Petroleum Geologist, Petroleum Division from 1984 to 1992 and from 1982 to 1983 he held the position of Regional/Economic Geologist, Geological Survey Division.

Deborah Solc, Consultant

Deborah-Lynne Solc graduated from Queen’s University in 1976 with a B.Sc. (Geo. Sciences) Degree with Honours. She has worked with Canadian Occidental Petroleum (October, 1976 to December, 1977), Mobil Oil Canada (April, 1979 to February, 1981), and for three years as Chief Geologist for Mohawk Oil Co. Ltd. (February, 1981 to February, 1984). Deborah-Lynne Solc has also served as a director and officer for Forte Resources Ltd., from January, 1995 to July 1997, and for Rising Resources Ltd. from July, 1987 to June, 1994. From July, 1997 to March, 2000 Ms. Solc was a director of Braegan Energy Ltd. Ms. Solc is a co-founder, director and officer of DBS Resources, a private consulting firm specializing in geological and engineering analysis and project management, established in March of 1984.

Robert Solc, Consultant

Mr. Robert Solc is President and co-founder of DBS Resources, a private consulting firm specializing in geological and engineering analysis and project management, established in March of 1984. Mr. Solc was a founder, director and officer of Braegan Energy Ltd. (July, 1997 to March, 2000) and of Forte Resources Ltd. (January, 1995 to July, 1997) and of Rising Resources Ltd. (July, 1987 to June, 1994). Mr. Solc was the founder and initial director of Canrise Resources Ltd. (October, 1992 to June, 1994). Prior to that time, Mr. Solc had worked for Dome Petroleum, Ruperts Land Resources Company Limited and was Manager of operations and Engineering for Ryerson Oil and Gas Limited. Mr. Solc graduated from Queen’s University in 1976 with a B.Sc. in geological engineering.

Douglas Marshall, Consultant

Douglas Marshall is currently Vice-President, Operations, of Sifton Energy and has served since 1975 as a senior executive and senior engineer with several well-known energy companies. Based in Calgary, he has worked internationally in Peru, Indonesia, Khazastan, and Argentina for companies such as Hurricane Hydrocarbons Ltd., Codeco Consulting Inc., Del Roca Energy Ltd.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

     Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4 .	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity
Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Garth Braun Suite 501, 1166 Alberni Street Vancouver, BC V5E 3Z3	751,250 (2)	2.05%
Ted Kozub Second Floor, 498 Ellis Street Penticton, BC V2A 4M2	44,000 (3)	0.12%
Georgina Martin Box 172, Station A Nanaimo, BC V9R 5K9	1,312,500 (4)	3.58%
Hari Sharma G/F Pacific View Apartment Pruth Street Korobosea, Port Moresby Papua New Guinea	2,687,602	7.3%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Dan Kropinak 1414 – 131 Street Surrey, BC V4A 4A8	2,028,533	5.5%
Directors and Executive Officers as a Group	2,107,750 (2)(3)	5.75%

*Less than 1%.

(1)	Based on 36,629,814 shares of common stock issued and outstanding as of December 31, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Includes options to acquire an aggregate of 500,000 shares of common stock, exercisable within sixty days.

(3)	Includes options to acquire an aggregate of 10,000 shares of common stock, exercisable within sixty days.

(4)	Georgina Martin is the trustee with respect to 24,721,935 shares of our common stock which are subject to a voting trust. As trustee, Georgina Martin has discretion to exercise voting authority with respect to the shares that are subject to the voting trust arrangement. Georgina Martin is the beneficial owner of 1,312,500 shares of the 24,721,935 shares that are subject to the voting trust arrangement. There are 33 shareholders who beneficially hold their shares through the voting trust. None the shareholders in the voting trust are the beneficial owner of more than 5% of our common stock. The trust is administered by three committee members – Georgina Martin, Hari Sharma and Michael Jenks, who collectively exercise control and discretion of the shares held in the trust. Gerald R. Tuskey, Barrister & Solicitor is the Escrow Holder. No one committee member shall have control or discretion over any of the shares in theagreement.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

DESCRIPTION OF COMMON STOCK

     We are authorized to issue 50,000,000 common shares with a par value of $0.001. As at December 31, 2005 we had 36,629,814 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

     The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

     In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

     On May 25, 2005, our board of directors unanimously approved, subject to receiving the approval of a majority of the shareholders of our common stock, an amendment to our Articles to increase our authorized shares of common stock to 200,000,000 shares, and authorize the issuance of up to 100,000,000 shares of preferred stock in the capital of our corporation, for which the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of the shares of preferred stock.

     Subsequent to our Board of Directors’ approval of the Amendments, the holders of the majority of the outstanding shares of our corporation gave us their written consent to the Amendments to our Articles of Incorporation on May 27, 2005. Therefore, our corporation will file Articles of Amendment to amend our Articles of Incorporation to give effect to the foregoing amendments. The Articles of Amendment will become effective when they are filed with the Nevada Secretary of State. We anticipate that such filing will occur in early July 2005.

     The general purpose and effect of the amendment to our corporation’s Articles is to increase our authorized share capital and authorize the preferred shares, which will enhance our company’s ability to finance the development and operation of our business.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On May 2, 2005, Moore Stephens Ellis Foster completed a transaction with Ernst & Young LLP which to our knowledge resulted in the resignation of substantially all of the personnel at Moore Stephens Ellis Foster on May 2, 2005 and the association of those persons, as of May 3, 2005, with Ernst & Young LLP. As a result, the audit personnel that performed audit services for our company while they were associated with Moore Stephens Ellis Foster continued to provide those same audit services to our company from and after May 3, 2005, at which date they associated with Ernst & Young LLP. We are advised that Moore Stephens Ellis Foster resigned as our auditors effective upon consummation of this transaction. Although we did not formally engage Ernst & Young LLP as our auditor until we became aware of the nature and effect of this transaction, our Board of Directors has approved the change of accountants to Ernst & Young LLP, an independent registered firm of Certified Public Accountants.

     During our two most recent fiscal years, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Moore Stephens Ellis Foster on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure. The report on the financial statements prepared by Moore Stephens Ellis Foster for either of the last two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principals, except that Moore Stephens Ellis Foster expressed in their report substantial doubt about our ability to continue as a going concern.

     We requested that Moore Stephens Ellis Foster furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agree with the above statements, and if not, stating the aspects with which they do not agree. A copy of the letter provided from Moore Stephens Ellis Foster was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 2005.

     We have engaged the firm of Ernst & Young LLP, effective as of May 3, 2005. Ernst & Young LLP was not consulted on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

     The consolidated financial statements of Cheetah Oil and Gas Ltd. (formerly Bio-American Capital Corporation) included in this registration statement have been audited by Moore Stephens Ellis Foster, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     3D-Geo Pty Ltd. has consented to the reference included in this Registration Statement of its reports in regards to our petroleum prospecting licenses.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PROPERTY

     In North America we operate from our offices at 2nd Floor, 809 Manning Road, N.E. Calgary, Alberta T2E 7M9 Canada V2A 4M2 and in Papua New Guinea we operate from of offices at Ground Floor, Unit 5, Pacific View Apartments, Perth Street, Korobosea, NCD, Port Moresby, Papua New Guinea. We have entered into a lease agreement for the lease of our 3,500 square foot premises in Calgary, Alberta, at a cost of approximately CDN$10.00 per square foot per year. The lease has a term of three years commencing August 1, 2005. Management does not believe that our office space will need to be expanded beyond this during 2005.

     We currently hold five petroleum prospecting licenses in Papua New Guinea directly and through our majority controlled subsidiary, Scotia Petroleum Inc., which in total cover approximately 8.3 million acres in Papua New Guinea. Our five petroleum prospecting licenses are all located along the Northern Coast.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

General Overview

     We are an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the country of Papua New Guinea. We were previously intending to enter into the businesses of a technology venture finance company to organize, capitalize, acquire and finance technology companies, and subsequent to that attempted to acquire certain resources leases in the Raton Basin. Due to the inability to run these businesses with a profit, the default on the obligations of certain parties under material agreements pertaining to these businesses and the difficulty in attracting additional capital on terms favorable to existing shareholders, previous management of our company ceased operation of these businesses in prior years. From October of 2002 to March of 2004, we did not have any business operations as a result of the termination of the previously mentioned business ventures, and as a result our current management believes that we would have been classified as a “blank check” company during that period. Given such classification, any of our shareholders who acquired our stock during this period may be prevented from selling such stock in reliance on Rule 144, promulgated under the Securities Act of 1933, as amended.

Corporate History

     We were incorporated under the laws of the State of Nevada on May 5, 1992 under the name “Bio-American Capital Corporation”.

     On March 5, 2004 we acquired all of the issued and outstanding shares of Cheetah Oil & Gas Ltd., a private British Columbia company, in exchange for 25,000,000 shares of our common stock. Therefore, for accounting purposes, Cheetah Oil & Gas Ltd. was deemed to have acquired Bio American Capital Corporation. We changed our name to “Cheetah Oil & Gas Ltd.” by a Certificate of Amendment filed on May 25, 2004 with the Nevada Secretary of State. Immediately prior to the

Cheetah acquisition we had 62 shareholders of record.

     On May 25, 2005, our board of directors unanimously approved, subject to receiving the approval of a majority of the shareholders of our common stock, an amendment to our Articles to increase our authorized shares of common stock to 200,000,000 shares, and authorize the issuance of up to 100,000,000 shares of preferred stock in the capital of our corporation, for which the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of the shares of preferred stock.

     Subsequent to our Board of Directors’ approval of the Amendments, the holders of the majority of the outstanding shares of our corporation gave us their written consent to the Amendments to our Articles of Incorporation on May 27, 2005. Therefore, our corporation will file Articles of Amendment to amend our Articles of Incorporation to give effect to the foregoing amendments. The Articles of Amendment will become effective when they are filed with the Nevada Secretary of State.

     The general purpose and effect of the amendment to our corporation’s Articles is to increase our authorized share capital and authorize the preferred shares, which will enhance our company’s ability to finance the development and operation of our business.

     Our common shares were quoted for trading on the OTCBB on December 8, 1998 under the symbol “BIAN”. In October 1999, due to the change in Rule 15c2-11, we were reduced to trading in the “Pink Sheets” because we did not have an effective Form 10-SB. In August 1999 our Form 10-SB became effective. A Form 211 application was accepted by the NASD Regulations, Inc. and our shares of common stock were quoted for trading on the OTCBB in June 2002. On May 25, 2004 our symbol changed to “COGL”.

     We have not been involved in any bankruptcy, receivership or similar proceeding. All dollar amounts referred to herein are U.S. dollars, unless otherwise noted.

Our Current Business

     On March 5, 2004, we entered into an acquisition agreement with Georgina Martin, the sole shareholder of Cheetah Oil & Gas Ltd., a British Columbia company, for the acquisition of all the outstanding equity securities of Cheetah, being 100 shares of common stock, in exchange for 25,000,000 shares of our common stock. As a result of this transaction, Cheetah has become our wholly owned subsidiary. The principal assets of Cheetah were three petroleum prospecting licenses: PPL #249, PPL #250 and PPL #252 issued by the Minister of Petroleum and Energy for Papua New Guinea. To be maintained, the licenses require Cheetah to engage in exploratory and developmental activities by certain dates, including obtaining seismic data, drilling an exploratory well, drilling an appraisal well and conducting related activities. PPL #249 covers a total of 1,501,050 acres, PPL #250 covers a total of 2,001,400 acres and PPL #252 covers a total of 1,841,288 acres.

     As a result of the above acquisition, we changed our name to “Cheetah Oil & Gas Ltd.” by a Certificate of Amendment filed on May 25, 2004 with the Nevada Secretary of State.

     On June 24, 2004, our wholly owned subsidiary Cheetah Oil & Gas Ltd. (B.C.) entered into an acquisition agreement with the controlling shareholders of Scotia Petroleum Inc. (“Scotia”) to acquire 31,518,829 Scotia common shares or an 85.14% controlling interest (of a total of 37,018,829 Scotia shares issued and outstanding). As consideration, we paid the sum of $400,000 Canadian dollars to the selling Scotia shareholders. In addition, one of our shareholders (who was not an affiliate of our company) contributed 256,315 shares of restricted stock to the Scotia shareholders. Cheetah Oil & Gas Ltd. (B.C.) has also acquired an option to purchase an additional 13.51%, or 5,000,000 shares, of the issued shares of Scotia for a period of two years for $1,000,000. On March 10, 2005 we exercised our option to acquire the additional Scotia shares, and as consideration for which we issued 142,000 restricted shares of common stock on March 17, 2005. As a result, Scotia has become our majority controlled subsidiary as we now hold 98.65% of the issued and outstanding shares of Scotia.

     The principal assets of Scotia are two Petroleum Prospecting Licenses (PPL) - PPL #245 and PPL #246 - issued by the Minister of Petroleum Energy for Papua New Guinea. The licenses require Scotia to engage in exploratory and developmental activities by certain dates, including obtaining seismic data, drilling an exploratory well, drilling an appraisal well and conducting related activities. Scotia will be required to expend certain minimum amounts in respect of the licenses.

The management of Cheetah was undecided on whether it was going to exercise the option to purchase the further

13.51% of Scotia on the initial purchase of the 85.14% interest in Scotia. Subsequent to the purchase of the initial Scotia shares, we engaged in further investigation to assist in making the decision to exercise the option and acquire the additional Scotia shares.

     The initial purchase of Scotia occurred June 2004. During the month of June 2004, Mr. Braun the present CEO of the company visited Papua New Guinea and began a detailed review of the assets of Scotia Petroleum licenses 245 and 246. Mr. Braun carried out a visual inspection of the licenses with the Company’s chief geologist and a review of historical data on the licenses.

     From his review he determined that both licenses had significant potential and PPL #246 offered significant opportunity to Cheetah. Mr. Braun learned the following from his visit to Papua New Guinea in June of 2004:

1.	PPL # 246 was adjacent to existing infrastructure, being the oil pipeline to the Kumul Terminal and the proposed Natural Gas Pipeline to Australia;

2.	On review of the historical drilling activity on the license three wells had been drilled in the north east section of the license;

3.	Two of the wells drilled on the license in the 1950’s had intersected a significant gas bearing structure. The Kuru-1 well was a gas discovery, which blew out on the 10th of January 1956. Records indicated that the well blew out for approximately 4 months at a rate of 50 to 100 thousand cubic feet (MCF) of gas per day; and

4.	The Kuru-2 well was drilled and experienced significant pressure as drilling proceeded.

     In addition to the foregoing investigations and findings, subsequent to Cheetah acquiring Scotia Petroleum, the CEO hired, Tayfun Babadagli, PhD to prepare a reservoir study on the Kuru structure. The results of the study were received during November 2004. Under PPL #246 Cheetah then applied for a petroleum retention license (PRL) on the Kuru structure on November 12, 2004 and was granted PRL #13 on January 27, 2005, covering 40,000 acres. PRL #13 is the only PRL that we have been granted to date.

     A PRL is required given that if we are to proceed with exploration and drilling and hopefully production, we must obtain a PRL as part of this process to allow us to commence drilling operations.

Subject to the Oil and Gas Act of Papua New Guinea and to any condition in the licence, a PRL remains in force:

a)	for a period of five years commencing on the day on which the licence takes effect; and

b)	where the licence is extended, for a further period of five years at each extension.

     The next step that follows the granting of a PRL is to put the gas field into production and a company then must apply for Petroleum Development Licence.

     In June 2004, we also hired 3D-GEO Inc. of Melbourne, Australia to prepare a Hydrocarbon Prospectivity Report of PPL #246. The report was received during November of 2004.

     Based on the reports received and the granting of PRL #13, it became clear to management that PPL #246 and PRL #13 were representative of a significant asset to the company. As Cheetah was planning on raising further capital in the spring of 2005, a greater percentage ownership of Scotia would further assist in the valuation of Cheetah Oil & Gas. In addition it became clear that PPL #246 was becoming the cornerstone of Cheetah’s license portfolio and management determined it to be in the best interest of the company to acquire the interest to ensure that there would not be any potential disputes in the future as to the right to acquire the interest.

     PPL #245 covers a total of 2,501,750 acres and is located along the Northern coast of Papua New Guinea, adjacent to Cheetah’s existing PPL #249. It straddles both the East and West Sepik sub-basins. Preliminary evaluation by our President and Chief Geologist indicated both oil and gas seeps in parts of PPL #245. The oil and gas seeps were identified by our President and our Chief Geologist when they visited PPL#245 in June of 2004. Their physical inspection identified two locations with visible seeps in the Foruk and Matapan locations. Seeps are areas where the hydrocarbons are reaching the surface and "seeping" out of the ground. PPL #245 was originally issued on September 17, 2003 and will remain valid until September 17, 2009 subject to minimum work expenditures and accomplishments being made. The minimum forecasted expenditures to retain this license in good standing for the 6 year period will be $18,900,000 should the further development of PPL #245 be warranted as our exploration program proceeds.

     PPL #246 covers 540,378 acres located in the south-central region of Papua New Guinea, located south of Cheetah’s existing PPL #250. The property is within the Papuan Basin. The western part of PPL #246 is rated to be prospective with potential for petroleum systems. Based upon our review of all available data, we believe that there is potential for gas accumulations in the western part of PPL #246, as also stated in the report of 3D-GEO Inc. PPL #246 was originally issued on October 15, 2003 and will remain valid until October 15, 2009 subject to minimum work expenditures and accomplishments being made. The minimum forecasted expenditures to retain this license in good standing for the 6 year period will be $19,900,000 should the further development of PPL #246 be warranted as our exploration program proceeds.

     We have commissioned and received a resource and risk assessment of PPL #246 from 3D-GEO Inc. of Melbourne, Australia. As noted above, PPL #246 is held by our majority controlled subsidiary, Scotia Petroleum Inc. 3D Geo is a Melbourne, Australia based seismic-structural geology consulting firm. 3D Geo provides seismic/structural and tectonic interpretation, modeling, restoration and data collection services to the oil and gas industry worldwide. 3D Geo’s particular geographic area of expertise is Australia and Southeast Asia. For the two reports that we have received from 3D Geo, one cost $45,399 and one cost $42,564.

     In late October of 2004 we entered into an agreement with Grey Creek Petroleum Inc. pursuant to which we had the option to acquire a 97.5% interest in two further Petroleum Prospecting Licenses in Papua New Guinea, being PPL #257 and PPL #258. After review, we elected not to proceed with the agreement with Grey Creek.

     As a result of the above acquisitions, we currently hold five petroleum prospecting licenses in Papua New Guinea directly and through our majority controlled subsidiary, Scotia Petroleum Inc., which in total are petroleum prospecting licenses in Papua New Guinea covering approximately 8.3 million acres. Our five Petroleum Prospecting Licenses are all located along the Northern Coast. We are now evaluating and exploring the oil and gas prospects over approximately 8.3 million acres in our five license areas in Papua New Guinea. Our consultants produced an evaluation based on available existing survey and seismic data from historical operations on the licenses. In addition, we have gathered extensive information from the reports that we have commissioned on the licenses and have reviewed information and valuations regarding competitors who have acquired similar licenses in the region.

     We have established an office in Papua New Guinea which houses administrative and technical persons to carry on the exploration activities and to further liaison with Papua New Guinea Government Officials and other oil and gas industry participants. Our central management is carried on in British Columbia and Alberta, Canada. As a result, we do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

     We have not discovered any oil or gas reserves on the properties over which we hold our licenses nor have we generated any revenue from operations.

License Development Program and Expenses

     We will be required to expend certain minimum amounts in respect of our permits and licenses. The initial term of the permits and licenses is six years. To maintain these assets, we will have to raise substantial additional capital. The failure to have the required capital at the times needed, and the ability to modify the agreements or extend the time periods, could result in their termination and the loss of their benefits to us.

     To maintain our licenses in good standing we must commence drilling during the second two-year term of the licenses (the third and fourth years). There are no specific or mandatory expenditure requirements for our licenses (other than in regards to PPL#245), but we must conduct certain exploration related activities within the time periods stipulated in the respective licenses. In contrast, PPL #245 contained the additional provision that the listed exploration activities be accomplished at a cost of not less than $3,000,000 within the first two-year term of the license. We have completed the vast majority of the work required under PPL #245 requirements, however at a cost substantially less than the $3,000,000 that was mandated. However, we have been provided assurances by the Ministry of Petroleum Energy that PPL #245 remains in good standing. In addition, if necessary we have the option of applying to the Ministry for an extension in regards to any of our licenses. We anticipate incurring the following costs and conducting the following activities within the next twenty-four months to prepare the licenses for drilling, if warranted:

Licence		Minimum Work Program

PPL#245	Conduct the following at cost of up to $200,000:

	(a)	Scan and reprocess existing seismic data. (Completed at a cost of $1,000)
	(b)	Interpret seismic and integrate into regional geological and geophysical review of the license.
	(c)	Acquire SAR imagery over license. (Completed at a cost of $3,200)
	(d)	Social Mapping. (Completed at a cost of $3,000)
	(e)	Data compilation. (Completed at a cost of $3,000)
	(f)	Sample collection and analysis to mature prospective leads.
	(g)	Plan year 3 seismic program.

PPL#246	Conduct following at of up to $2.0MM:

	(a)	Scan and reprocess existing seismic data and interpret seismic and integrate into regional geological and geophysical review of the license.
(Completed at a cost of $200,000)
	(b)	Sample collection and analysis, structural modeling.
	(c)	Seismic program for Middletown geological structure.
	(d)	Well commitment.

PPL #249	Conduct the following at cost of up to $200,000:

	(a)	Scan and reprocess existing seismic data. (Completed at a cost of $3,000)
	(b)	Conduct subsurface review of the license. (Completed at a cost of $25,000)
	(c)	Interpret seismic & integrate into regional geological and geophysical review of the license. (Completed at a cost of $25,000)
	(d)	Identify optimum drilling locations using sample collection and analysis.
	(e)	Plan Year-3 seismic program.

PPL #250	Conduct the following at cost of up to $200,000:

	(b)	Conduct regional geological and geophysical review of the license.
	(c)	Sample collection and analysis to identify optimum drilling locations.

PPL #252	Conduct the following at cost of up to $150,000:

	(a)	Reprocess selected existing seismic data.
	(b)	Interpret seismic and integrate into regional geological and geophysical review of the license.
	(c)	Compile preliminary prospectus and leads inventory.
	(d)	Undertake field geological survey over prospective parts of license.

PRL #13	Conduct the following at a cost of up to $1,220,000:

	(1)	Conduct sample collection and analysis and revise structural model.
	(2)	Undertake a re-entry into Kuru-2 gas well.
	(3)	Contingent on success of re-entry well acquire seismic to optimize location of new Kuru appraisal well.
(4)	Complete reservoir engineering studies to confirm reserves and evaluate recovery methods.

     We entered into an oilfield services agreement, with an effective date of July 14, 2005, with Halliburton Overseas Limited for the provision of oilfield services on our oil and gas licenses in Papua New Guinea. The services under the agreement are to commence on or about September of 2005.

Competition

     The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas licenses, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. There are other competitors that have operations in Papua New Guinea and the presence of these competitors could adversely affect our ability to acquire additional licenses.

Specifically, Interoil Corp. (Amex : IOC) has a substantial number of licenses in Papua New Guinea as well and so is a direct competitor in the region.

Governmental Regulations

     In the United States we are subject to federal, state and local governmental regulation that effects businesses generally, and the specific regulations that pertain to companies with a class of securities registered under the United States

Securities and Exchange Act of 1934, as amended.

     As a result of maintaining an executive office in British Columbia, Canada, we are required to register as an extra-provincial corporation in British Columbia, as we are deemed to be carrying on business in British Columbia under the British Columbia Business Corporations Act. In order to carry on business in British Columbia, Canada, a corporation incorporated in a jurisdiction other than British Columbia must extra-provincially register in British Columbia. Registering as an extra-provincial corporation in British Columbia does not effect our shareholders in any adverse manner and allows us to carry on business in British Columbia.

     Our oil and gas operations are subject to various federal and local governmental regulations of Papua New Guinea. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been incurred in relation to the results of operations of our company, although we anticipate incurring such expenses as our drilling operations proceed. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

     The properties over which we hold our licenses are subject to a 22.5% back-in participation right in favour of the government, which the government may exercise upon payment of 22.5% of the expenses incurred in the development of the property. This back–in interest includes a 2% of revenue royalty payment to indigenous groups, which is only payable if the government exercises its back-in right.

Withholding Tax And Currency Exchange Controls In Papua New Guinea

     The current rate of dividend withholding tax stipulated by the Income Tax Act 1959 (Papua New Guinea) is 17%. The Central Banking (Foreign Exchange & Gold) Regulation (Ch138) (Papua New Guinea) regulates the flow of currency into and out of Papua New Guinea. A Papua New Guinea company can only send Papua New Guinea Kina or a foreign currency (other than that which was the subject of a previously approved exchange) out of Papua New Guinea with the Central Bank's prior approval. These authorities or approvals are delegated to certain commercial banks as authorised dealers up to certain limits. The limits to exchanging and remitting foreign currency overseas from Papua New Guinea are K50,000 per transaction without further tax clearance from the Internal Revenue Commission and K500,000 in aggregate per annum without further Central Bank approval.

Research and Development

     Our business plan is focused on a strategy for maximizing the long-term exploration and development of our petroleum prospecting licenses in Papua New Guinea. To date, execution of our business plan has largely focused on acquiring petroleum prospecting licenses in Papua New Guinea. We intend to establish a going forward exploration and development plan.

Employees

     In addition to our directors and officers who conduct the day-to-day operations of our company, we also have seven full-time employees in Papua New Guinea. As a result, including our directors and officers, we have a total of 10 employees. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. We currently have 3 individual consultants engaged on a contractual basis through two consulting companies, DBS Resources Ltd. and Day Energy Inc., who provide us with technical expertise for oil and gas exploration activities. However, if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

MANAGEMENT’S PLAN OF OPERATION

     The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 8 of this registration statement.

     Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

     We are a Nevada corporation incorporated on May 5, 1992. We are an exploration stage oil and gas company engaged in the exploration for petroleum and natural gas in the country of Papua New Guinea. We were previously intending to enter into the businesses of a technology venture finance company to organize, capitalize, acquire and finance technology companies, and subsequent to that attempted to acquire certain resources leases in the Raton Basin. Due to the inability to run these businesses with a profit, the default on the obligations of certain parties and the difficulty in attracting additional capital on terms favorable to existing shareholders, our previous management ceased operation of all prior businesses in 2002.

Cash Requirements

     For the next 12 months we plan to continue to explore for petroleum and natural gas in the country of Papua New Guinea. Currently we hold five petroleum prospecting licences in Papua New Guinea directly and through our majority controlled subsidiary, Scotia Petroleum Inc., which in total are petroleum prospecting licenses in Papua New Guinea covering approximately 8.3 million acres.

     The licenses held by us require us to engage in drilling operations by certain dates, which will involve obtaining seismic data, drilling exploratory wells, drilling appraisal wells and conducting related activities. We will be required to expend certain minimum amounts in respect of all of the licenses in order to ascertain where and if drilling will be warranted. These licenses have an initial term of six years and will remain valid until the expiry date (between September 17, 2009 and April 8, 2010) subject to minimum accomplishments being made.

     We will require additional funds to implement our growth strategy in our oil and gas exploration operations. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

     Our net cash provided by financing activities during the nine month period ended September 30, 2005 was $5,852,029.

     In order to proceed with our plans we raised funds by way of private placements of equity securities in our company. In April 2004 we completed a private placement of 150,000 shares of common stock and 150,000 stock purchase warrants for total proceeds of $750,288. Subsequently, we received a further $416,000 on the exercise of 55,467 of the stock purchase warrants. The net proceeds received were used as working capital to allow us to finance our commitments under our licences. On May 26, 2005 we completed a private placement of 1,200,000 shares of common stock and 1,200,000 stock purchase warrants for total gross proceeds of $6,000,000, with net proceeds of $5,550,000 after deduction of placement agent fees and expenses.

     As at September 30, 2005, our cash on hand is $2,690,434. Over the next twelve months we intend to use all available funds to expand on the exploration and development of our licenses, as follows:

Estimated Funding Required During the Next Twelve Months
Prospect Development & Seismic	$1,470,000	to	$7,875,000
Drilling & Development	$2,500,000	to	$5,000,000
Offering Costs & Expenses	$650,000	to	$1,125,000
General Corporate Expenses	$700,000	to	$1,000,000
Working Capital	$680,000	to	$850,000

Total	$6,000,000	to	$15,850,000

     The minimum expenditures noted above will allow us to maintain our licenses in good standing and will provide us with sufficient funds to significantly advance the exploration and development of the properties and commence drilling operations. Our focus has been and will continue to be the exploration and development of PPL #246 and PRL #13. As our minimum estimated funding for the next twelve months is expected to be $6,000,000 and our cash on hand as at September 30, 2005 was $2,690,434 we will be required to raise additional funds within the next six to eight months. In the event that we are able to raise further funds, we will primarily expend such funds on further prospect development and seismic studies and then to fund further drilling operations. See “Milestones” below for further information.

     As at September 30, 2005, we had $64,633 in current liabilities. As at September 30, 2005 we had a working capital of $2,949,674. Our financial statements report a net loss of $2,374,333 for the cumulative period from January 28, 2003 to September 30, 2005. Our losses increased in part as a result of an overall increase in all expense categories during the period ended September 30, 2005 as we were actively involved in the oil and gas business and incurred acquisition and exploration expenses, as compared to the period from January 28, 2003 to January 31, 2004 when we had no active business operations.

     Our total liabilities as of September 30, 2005 were $64,633, compared to $150,061 as at December 31, 2004. The decrease was due to an decrease to accounts payable.

     During the cumulative period from January 28, 2003 to September 30, 2005 we spent $5,739,162 on exploration and acquisition of our oil and gas properties. Of this amount, $2,890,851 was attributable to acquisitions costs, and $2,848,311 was attributable to exploration costs.

     We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital. In this regard we have raised additional capital through the equity offerings noted above.

     The continuation of our business is dependent upon obtaining further financing, a successful program of acquisition and exploration, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

     There are no assurances that we will be able to obtain further funds required for our continued operations. We are investigating various financing alternatives to meet our immediate and long-term financial requirements, although we have not entered into any informal or definitive agreements or arrangements. As noted above, these funds may be raised through equity financing, debt financing, other sources, or any combination of the foregoing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Milestones

     Subject to the availability of sufficient funds, we hope to achieve the following milestones in the exploration and development of our licenses over the next twelve months:

     On PRL #13 we intend to drill a re-entry well on the Kuru structure. Commencement will be November, 2005 with anticipated completion in December, 2005. Cost to complete will be approximately $1,500,000, with $100,000 towards production testing.

     Geological Survey’s to be carried out on the following geological structures in PPL #246 in November and December, 2005:

  The Middletown Structure will be surveyed in September at an approximate cost of $300,000;
  The South East Iehi Structure will be surveyed in September at an approximate cost of $100,000;
  The Victory Junction Structure will be surveyed in September at an approximate cost of $100,000; and
  The Kuru Structure will be surveyed in September at an approximate cost of $100,000.

     Also on PPL #246, on the Middletown structure we hope to conduct a drilling program of up to 1800 meters in April and May 2006 (at an approximate cost of $4,000 per meter).

     Spot surveys (selective geological sampling consisting of a review of seismic and geophysical data that has been accumulated) will be conducted on PPL #249, PPL #250 and PPL #245 from October 2005 to February 2006. The costs of such surveys are included in the anticipated costs of the surveys and seismic programs discussed in this section.

     An Airborne Magnetic Survey is planned during the month of November, 2005. The Airborne Survey will carried out over PPL #250 and PPL #245, at an approximate cost of $900,000 and $400,000 respectively.

Seismic programs will be run on the following geological structures:

  Middletown, a 30 kilometer seismic program will be run in the second to third quarters of 2006. The estimated cost will be $80,000 per kilometer for a total cost of up to $2,400,000.
  Kuru structure, a 15 kilometer seismic program will be run in the second to third quarters of 2006. The cost estimated will be $80,000 per kilometer for a total cost of $1,200,000.

     On PPL #250, a 40 kilometer seismic program will be run in the months of January, February and March of 2006. The estimated cost will be $80,000 per kilometer for a total cost of up to $3,200,000.

     The above-noted milestones are not contingent upon the results of any of the other milestones and are only subject to the availability of sufficient funds. Whether or not we elect to proceed further on any particular license will be dependent upon the results obtained from the milestones as they are achieved.

Product Research and Development

     Our business plan is focused on a strategy for maximizing the long-term exploration and development of our petroleum prospecting licenses in Papua New Guinea. To date, execution of our business plan has largely focused on acquiring petroleum prospecting licenses in Papua New Guinea. We intend to continue to establish and pursue our exploration and development plan.

Purchase of Significant Equipment

     We do not intend to purchase any significant equipment over the next twelve months. Any equipment required for our oil and gas activities will be leased and/or provided by third party contractors.

Employees

     In addition to our directors and officers we also have seven full-time employees in Papua New Guinea. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed. We currently have three consultants engaged on a contractual basis through two consulting companies, who provide us with technical expertise for oil and gas exploration activities. However, if we are successful in our initial and any subsequent drilling programs we may retain additional employees.

Going Concern

     We have suffered recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

     Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the period ended December 31, 2004, our independent auditors included an explanatory paragraph regarding their substantial doubts about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

     The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

     There are no assurances that we will be able to obtain further funds required for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Recently Issued Accounting Standards

     In December 2004, FASB issued Statement No. 153, “Exchange of Nonmonetary Assets”. This statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The adoption of this new accounting pronouncement does have a material impact on our consolidated financial statements, as we do not have any exchanges of nonmonetary assets.

     In December 2004, the FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation”. SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for us as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement does not have an impact on our consolidated financial statements.

Application of Critical Accounting Policies

     Our audited financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Oil and Gas Properties

     We follow the full cost method of accounting for its oil and gas operations. Under this method, all cost incurred in the acquisition, exploration and development of oil and gas properties are capitalized in one cost center, including certain internal costs directly associated with such activities. Proceeds from sales of oil and gas properties are credited to the cost center with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved oil and gas reverses.

     If capitalized costs, less related accumulated amortization and deferred income taxes, exceed the “full cost ceiling”, the excess is expensed in the period such excess occurs. The full cost ceiling includes an estimated discounted value of future net revenues attributable to proved reserves using current product prices and operating cost, and an estimate of the value of unproved properties within the cost center.

     Costs of oil and gas properties are amortized using the unit-of-production method upon the commencement of production. The significant unevaluated properties are excluded from costs subject to depletion.

As at September 30, 2005, we do not have any proved reserves.

Long-lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with the Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

Going Concern

     Our annual financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The financial statements have been prepared assuming we will continue as a going concern. However, certain conditions exist which raise doubt about our ability to continue as a going concern. We have suffered recurring losses from operations and have accumulated losses of $2,374,333 since inception through September 30, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

     During the year ended December 31, 2004, our company paid $11,000 in consulting fees to Ted Kozub, our Chief Financial Officer and a director of our company for consulting services he provides to our company.

Prior to September 30, 2005 advances payable due to two directors of the Company was paid in full to the directors.

     As at June 30, 2004 we had received advances totaling $252,725 from two of our directors. Of this amount, $70,471 has been provided by Garth Braun and $182,254 has been provided by Georgina Martin. These amounts are non-interest bearing and unsecured. There are no specific repayment terms but the amounts advanced are payable on demand.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common shares were quoted for trading on the OTCBB on December 8, 1998 under the symbol “BIAN”. In October 1999, due to the change in Rule 15c2-11, we were reduced to trading in the “Pink Sheets” because we did not have an effective From 10-SB. In August 1999 our Form 10-SB became effective. A Form 211 application was accepted by the NASD Regulations, Inc. and our shares of common stock were quoted for trading on the OTCBB in June 2002 under the symbol “BIAN”. On May 25, 2004 our symbol changed to “COGL”. The following quotations obtained from stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
September 30, 2005	$ 7.65	$ 5.77
June 30, 2005	$ 8.95	$ 5.75
March 31, 2005	$ 8.15	$ 5.80
December 31, 2004	$ 8.75	$ 7.10
September 30, 2004	$ 10.12	$ 7.00
June 30, 2004(2)	$ 10.05	$ 6.05
March 31, 2004	$ 102.00	$ 0.50
December 31, 2003	$ 10.00	$ 10.00
September 30, 2003	$ 10.00	$ 10.00

(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

(2)	Our shares started trading under our new symbol, COGL on May 25, 2004.

     Our common shares are issued in registered form. Atlas Stock Transfer, 5899 South State Street, Salt Lake City, Utah 8410, (Telephone: 801.266.7151; Facsimile: 801.262.0907) is the registrar and transfer agent for our common shares. On December 31, 2005, the shareholders’ list of our common shares showed 136 registered shareholders and 35,429,814 shares outstanding.

Equity Compensation Plan Information

     As at December 31, 2005 we have two compensation plans in place, entitled 2004 Performance Equity Plan and 2005 Stock Option Plan. The 2004 Performance Equity Plan has been approved by our security holders. The 2005 Stock Option Plan has not been approved by our security holders.

Name of Plan	Number of Securities that have been issued under the Plan	Weighted- Average exercise price	Number of securities remaining available for further issuance
2004 Performance Equity Plan	10,000,000	Nil	Nil
2005 Stock Option Plan	1,650,000	Nil	1,850,000

On January 19, 2004, our Board of Directors and shareholders approved the 2004 Performance Equity Plan pursuant to which a total of 10,000,000 of our shares could be issued. All securities which could be issued pursuant to the Plan have been issued and as such the 2004 Performance Equity Plan is no longer in effect.

On June 6, 2005, our Board of Directors approved our 2005 Stock Option Plan pursuant to which we may grant an aggregate of up to 3,500,000 common shares or options to purchase common shares to employees, consultants or directors of our company or of any of our subsidiaries. The purpose of the 2005 Stock Option Plan is to give our company the ability to motivate participants to contribute to our growth and profitability. The 2005 Stock Option Plan is administered by our Board of Directors. It will continue in effect until the earlier of the (a) date that we have granted all of the securities that can be issued pursuant to its terms or (b) June 6, 2015.

Awards under our 2005 Stock Option Plan will vest as determined by our Board of Directors and as established in stock option agreements to be entered into between our company and each participant receiving an award. Options granted under the 2005 Stock Option Plan will have a term of 5 years from the date of grant but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship.

The exercise price of options granted under our 2005 Stock Option Plan shall be determined by our board of directors but shall not be less than the fair market value of our company’s common stock on the grant date.

Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

     We did not purchase any of our shares of common stock or other securities during the period ended September 30, 2005.

DIVIDEND POLICY

     We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

     The chief executive officer of our company received cash or other compensation during the fiscal years ended December 31, 2004, 2003 and 2002 as disclosed below. No other executive officer of our company received annual salary and bonus for the year ended December 31, 2004, except as listed below.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)
					Awards		Payouts

Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation

Garth Braun	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
President, Chief	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Executive Officer,	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chairman and Director(2)

Ted Kozub	2004	$11,000	Nil	Nil	50,000(4)	$10,500	Nil	Nil
Chief Financial Officer	2003	Nil	Nil	Nil	N/A	Nil	Nil	Nil
and Director(3)	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)
					Awards		Payouts

Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation

Georgina Martin	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Secretary, Treasurer and	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Director(5)	2002	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.
(2)	Mr. Braun became our President, Chief Executive Officer, Chairman and a director of our company on July 19, 2004.
(3)	Mr. Kozub became our Chief Financial Officer and a director of our company on December 15, 2003.
(4)	Mr. Kozub was granted 50,000 stock options exercisable at a price of $2.50 per share until September 20, 2007.
(5)	Ms. Martin became our Secretary, Treasurer and a director of our company on March 5, 2004.

The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted to them during fiscal 2004. We have never issued stock appreciation rights.

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
Garth Braun President, Chief Executive Officer and Chairman	Nil	Nil	N/A	N/A
Ted Kozub Chief Financial Officer	50,000	100%	$ 2.50	September 20, 2007
Georgina Martin Secretary and Treasurer	Nil	Nil	N/A	N/A

(1)	The denominator (of 50,000) was arrived at by calculating the net total number of new options awarded during the year.

The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2004. No named Executive Officer exercised options during the period ended September 30, 2005.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable /Unexercisable
Value of Unexercised In-the -Money Options/SARs at FY-end ($) Exercisable / Unexercisable(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Garth Braun	Nil	Nil	Nil	Nil	Nil	Nil
Ted Kozub	Nil	Nil	10,000	40,000	$ 55,500	$ 222,000
Georgina Martin	Nil	Nil	Nil	Nil	Nil	Nil

(1) The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 ($8.05 per share on NASD OTCBB) and the exercise price of the individual’s options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     We have entered into a management agreement dated May 1, 2005 with Garth Braun, our President. Under the terms of the agreement, commencing June 1, 2005, Mr. Braun receives $10,000 per month for the services he provides to our company. In addition, Mr. Braun has been granted 500,000 stock options at an exercise price of $5.00 per share for a period of five years, of which 250,000 options are currently exercisable and 250,000 options vest and become exercisable on the first anniversary of the management agreement. The options have been granted pursuant to our 2005 Stock Option Plan. The management agreement expires on April 1, 2008.

     Our company has no plans or arrangements in respect of remuneration received or that may be received by Named Executive Officers of our company in fiscal 2005 to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     During the year ended December 31, 2004, we paid consulting fees of $11,000 to Ted Kozub for consulting services he provided to our company. No other directors or executive officers received any compensation during the year ended December 31, 2004. Other than the possible granting of incentive stock options, we have no current plans to compensate Ms. Martin. However, as consistent with our practice to date, we intend to pay consulting fees of $1,000 per month to Mr. Kozub.

     Our Directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the board of directors or serving on committees of the board of directors. We did not pay director’s fees or other cash compensation for services rendered as a director in the period ended September 30, 2005. We may, however, determine to compensate our directors in the future. Directors are entitled to reimbursement of expenses incurred in attending meetings. In addition, our directors are entitled to participate in our stock option plan.

     We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

     We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

     There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

FINANCIAL STATEMENTS

     Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements are filed as part of this registration statement:

(a) Audited Consolidated Financial Statements of Cheetah Oil and Gas Ltd. (formerly Bio-American Capital
Corporation)

Report of Independent Registered Public Accounting Firm, dated March 18, 2005

Consolidated Balance Sheets as at December 31, 2004 and January 31, 2004

Consolidated Statements of Stockholders’ Equity for period from January 28, 2003 (inception) to December 31,
2004

Consolidated Statements of Operations from January 28, 2003 (inception) to December 31, 2004, for the eleven months ended December 31, 2004 and from January 28, 2003 (inception) to January 31, 2004.

Consolidated Statements of Cash Flows from January 28, 2003 (inception) to December 31, 2004, for the eleven months ended December 31, 2004 and from January 28, 2003 (inception) to January 31, 2004.

Notes to the Consolidated Financial Statements

(b) Unaudited Consolidated Interim Financial Statements of Cheetah Oil and Gas Ltd. (formerly Bio-American
Capital Corporation)

Consolidated Balance Sheets as of September 30, 2005

Consolidated Statements of Stockholders’ Equity for the period ended September 30, 2005

Consolidated Statements of Operations for the period ended September 30, 2005

Consolidated Statements of Cash Flows for the period ended September 30, 2005

Notes to Consolidated Financial Statements

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Financial Statements
(Expressed in U.S. Dollars)

December 31, 2004 and January 31, 2004

Index

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets

Consolidated Statements of Stockholders’ Equity

Consolidated Statements of Operations

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

MOORE STEPHENS ELLIS FOSTER LTD. CHARTERED ACCOUNTANTS 1650 West 1st Avenue Vancouver, BC Canada V6J 1G1 Telephone: (604) 737-8117 Facsimile: (604) 714-5916 Website: www.ellisfoster.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders CHEETAH OIL & GAS LTD. (formerly Bio-American Capital Corporation) (An exploration stage enterprise)

We have audited the consolidated balance sheets of Cheetah Oil & Gas Ltd. (formerly Bio-American Capital Corporation, an exploration stage enterprise) (“the Company”) as at December 31, 2004 and January 31, 2004, and the related consolidated statements of stockholders’ equity, operations and cash flows for the period from January 28, 2003 (inception) to January 31, 2004, for the period from February 1, 2004 to December 31, 2004 and for the cumulative period from January 28, 2003 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and January 31, 2004, and the results of its operations and its cash flows for the period from January 28, 2003 (inception) to January 31, 2004, for the period from February 1, 2004 to December 31, 2004 and for the cumulative period from January 28, 2003 (inception) to December 31, 2004 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“MOORE STEPHENS ELLIS FOSTER LTD.”
March 18, 2005	Chartered Accountants

MSEFA partnership of incorporated professionals

An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited - members in principal cities throughout the world

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Balance Sheets
December 31, 2004 and January 31, 2004
(Expressed in U.S. Dollars)

	December 31,	January 31,
	2004	2004

ASSETS
Current assets
Cash and cash equivalents	$151,076	$76
Prepaid and deposits	11,006	226,451

Total current assets	162,082	226,527

Refundable deposits for petroleum prospecting licences	162,544	62,000
Equipment (Note 5)	91,052	-
Oil and gas properties, unevaluated (Note 6)	2,404,046	1,009,300

Total assets	$2,819,724	$1,297,827

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$79,590	$812
Advances payable – related parties (Note 10(c))	70,471	-
Advances payable – non-interest bearing
unsecured and due on demand		297,751

Total current liabilities	150,061	298,563

Commitments (Notes 6 and 11(a))

STOCKHOLDERS' EQUITY
Share capital
Common stock, $0.001 par value, authorized 50,000,000 shares
issued and outstanding: 35,019,682 shares	35,020	25,000

Additional paid in capital	1,932,853	975,076

Subscriptions received (Note 11(c))	1,166,288	-

Deficit accumulated during the exploration stage	(464,498)	(812)

Total stockholders' equity	2,669,663	999,264

Total liabilities and stockholders' equity	$2,819,724	$1,297,827

The accompanying notes are an integral part of these financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Statements of Stockholders' Equity
Period from January 28, 2003 (inception) to December 31, 2004
(Expressed in US Dollars)

					Deficit accumulated during exploration stage	Total Stock- holders’ Equity

			Additional paid in capital	Subscriptions received
	Common stock

	Shares	Amount

Initial capitalization as a result of reverse
acquisition (Note 1)	25,000,000	$25,000	$(24,924)	$-	$-	$76

10,000,000 shares allotted for services in
connection with the application for
petroleum prospecting licences	-	-	1,000,000	-	-	1,000,000
Net loss for the period	-	-	-	-	(812)	(812)

Balance, January 31, 2004	25,000,000	25,000	975,076	-	(812)	999,264

Shares issued for services in connection with the
application for petroleum prospecting licences	10,000,000	10,000	(10,000)	-	-	-

Recapitalization to effect the acquisition of
Cheetah Nevada	19,682	20	(15,798)	-	-	(15,778)

Contribution received from a shareholder of the
company in connection with the
acquisition of Scotia (Note 4)	-	-	604,315	-	-	604,315

Debt settlement (Note 11(d))	-	-	357,196	-	-	357,196

Subscriptions received (Note 11(c))	-	-	-	1,166,288	-	1,166,288

Stock-based compensation (Note 9(b))		-	22,064	-	-	22,064
Net loss for the period	-	-	-	-	(463,686)	(463,686)

Balance, December 31, 2004	35,019,682	$35,020	$1,932,853	$1,166,288	$(464,498)	$2,669,663

The accompanying notes are an integral part of these financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Statements of Operations
(Expressed in U.S. Dollars)

	Cumulative		January 28,
	January 28,	Eleven	2003
	2003	Months	(inception)
	(inception) to	Ended	to
	December 31,	December 31,	January 31,
	2004	2004	2004

General and administrative expenses
Accounting and legal	$123,474	$122,662	$812
Depreciation	9,646	9,646	-
Application fees and permits	47,298	47,298	-
Consulting fee	35,042	35,042	-
Office and miscellaneous	29,156	29,156	-
Investor relations and shareholder information	110,048	110,048	-
Rental and communication	40,888	40,888	-
Salaries and benefit	15,717	15,717	-
Stock-based compensation (Note 9(b))	22,064	22,064	-
Travel	60,848	60,848	-

Loss before minority interests	(494,181)	(493,369)	(812)

Minority interests	29,683	29,683	-

Net loss for the period	$(464,498)	$(463,686)	$(812)

Loss per share,
- basic and diluted		$(0.01)	$(0.00)

Weighted average number of
common stock outstanding
- basic and diluted		33,015,047	25,000,000

The accompanying notes are an integral part of these financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)

	Cumulative
	January 28,	Eleven	January 28,
	2003	Months	2003
	(inception) to	Ended	(inception) to
	December 31,	December 31,	January 31,
	2004	2004	2004

Cash flows from (used in) operating activities
Net loss for the period	$(464,498)	$(463,686)	$(812)
Items not involving cash
- depreciation	12,862	12,862	-
- stock-based compensation	22,064	22,064	-
Change in other assets and liabilities (net of
effect of acquisition of subsidiaries):
- prepaid and deposits	(11,006)	215,445	(226,451)
- refundable licences deposits	(95,400)	(33,400)	(62,000)
- accounts payable and accrued liabilities	50,692	49,880	812

Net cash used in operating activities	(485,286)	(196,835)	(288,451)

Cash flows from financing activities
Issuance of common stock and subscriptions
received	1,166,364	1,166,288	76
Advances payable	427,667	129,916	297,751

Net cash from financing activities	1,594,031	1,296,204	297,827

Cash flows used in investing activities
Purchase of equipment	(100,698)	(100,698)	-
Oil and gas properties	(555,377)	(546,077)	(9,300)
Cash paid in connection with acquisition of Scotia
net of cash received	(301,594)	(301,594)	-

Net cash used in investing activities	(957,669)	(948,369)	(9,300)

Increase in cash and cash equivalents	151,076	151,000	76

Cash and cash equivalents, beginning of period	-	76	-

Cash and cash equivalents, end of period	$151,076	$151,076	$76

Non-cash activities
- Contribution received from a shareholder of the
Company in connection with the acquisition of Scotia		$604,315	$-
- Shares issued for services in connection with the
application for petroleum prospecting licences		-	1,000,000
- Debt settlement		357,196	-

Total		$961,511	$1,000,000

The accompanying notes are an integral part of these financial statements.

CHEETAH OIL & GAS LTD.	- 47 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

1.	Incorporation and Continuance of Operations

These consolidated financial statements presented are those of Cheetah Oil & Gas Ltd., formerly Bio-American Capital Corporation (“Cheetah Nevada”) and its wholly-owned subsidiaries, Cheetah Oil & Gas Ltd. (“Cheetah BC”) and Cheetah Oil & Gas Limited (“Cheetah PNG”), and 85% owned Scotia Petroleum Inc. (“Scotia”, see note 4). Collectively, they are referred to herein as “the Company”.

Cheetah BC was incorporated on January 28, 2003 in British Columbia, Canada under the name of Universal Data Corp. and changed its name to Cheetah Oil & Gas Ltd. effective December 11, 2003. Cheetah BC, an exploration stage enterprise, is in the business of acquiring, exploring and developing oil and gas properties in Papua New Guinea.

Cheetah Nevada was incorporated in May 1992 under the laws of the State of Nevada, U.S.A. It has not conducted any business operations since May 2000 and changed its name to Cheetah Oil & Gas Ltd. effective May 26, 2004.

On March 5, 2004, Cheetah Nevada entered into an Acquisition Agreement (“Agreement”), whereby Cheetah Nevada issued 25,000,000 (post-consolidation) shares of its common stock in exchange for all of the issued and allotted common stock of Cheetah BC. In connection with this transaction, $130,000 debt owed by Cheetah Nevada was assumed and settled by a director. The stockholder owning a majority of the outstanding voting securities of Cheetah Nevada approved a reverse split of common stock at the rate of one share of every 200 shares outstanding and thereafter increased the number of authorized shares of common stock to 50,000,000. Cheetah Nevada is a non-operating shell company and immediately prior to the Agreement, it had 19,682 (post-consolidation) shares of common stock issued and outstanding. The acquisition was accounted for as recapitalization of Cheetah BC because the shareholders of Cheetah BC controlled Cheetah Nevada after the acquisition. Cheetah BC was treated as the acquiring entity for accounting purposes and Cheetah Nevada was the surviving entity for legal purposes. The combined company is considered to be a continuation of the operations of Cheetah BC. The issued and allotted common stock of Cheetah BC prior to the completion of acquisition was restated to reflect the 25,000,000 (post-consolidation) common stock issued by Cheetah Nevada. The Company has an office in Nanaimo, British Columbia, Canada.

On February 25, 2004, the Company registered 10,000,000 shares under an Equity Performance Plan. These shares were for services related to the application for petroleum prospecting licences and were issued in March 2004 to May 2004. Management estimated the fair value of the services to be $ 1,000,000 and was capitalized as the oil and gas properties.

CHEETAH OIL & GAS LTD.	- 48 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

1.	Incorporation and Continuance of Operations - Continued

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not generated any revenue and requires additional funds to maintain its operations. Management’s plans in this regard are to raise equity financing as required. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

2.	Significant Accounting Policies

	(a)	Principles of Consolidation

The consolidated financial statements include accounts of the Company and its subsidiaries Cheetah BC, Cheetah PNG and Scotia. All significant inter-company balances and transactions are eliminated.

	(b)	Accounting Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

	(c)	Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased.

	(d)	Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and gas operations. Under this method, all cost incurred in the acquisition, exploration and development of oil and gas properties are capitalized in one cost center, including certain internal costs directly associated with such activities. Proceeds from sales of oil and gas properties are credited to the cost center with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved oil and gas reverses.

CHEETAH OIL & GAS LTD.	- 49 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

2.	Significant Accounting Policies – (Continued)

If capitalized costs, less related accumulated amortization and deferred income taxes, exceed the “full cost ceiling”, the excess is expensed in the period such excess occurs. The full cost ceiling includes an estimated discounted value of future net revenues attributable to proved reserves using current product prices and operating cost, and an estimate of the value of unproved properties within the cost center.

Costs of oil and gas properties are amortized using the unit-of-production method upon the commencement of production. The significant unevaluated properties are excluded from costs subject to depletion.

As at December 31, 2004, the Company does not have any proved reserves.

(e) Equipment

Depreciation is based on the estimated useful lives of the assets and is computed using the declining-balance method. Equipment is recorded at cost. Depreciation is provided using the following rates:

Office furniture and equipment	15%
Vehicles	30%

(f)	Long-lived Assets Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with the Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

(g)	Asset Retirement Obligations

The Company recognizes a liability for future retirement obligations associated with the Company’s oil and gas properties. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted rate. This liability is capitalized as part of the cost of the related asset and amortized over its productive life. The liability accretes until the Company settles the obligation. As of December 31, 2004 and January 31, 2004, the Company had no asset retirement obligation.

CHEETAH OIL & GAS LTD.	- 50 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

	(h)	Advertising Expenses

The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the eleven months ended December 31, 2004 and the period from January 28, 2003 (inception) to January 31, 2004.

	(i)	Earning (Loss) Per Share

Basic earning (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company adopted SFAS No. 128, “Earnings Per Share”. Diluted loss per share is equal to the basic loss per share for the eleven months ended December 31, 2004 because common stock equivalents consisting of stock purchase warrants of 94,533 and stock options of 50,000 that were outstanding at December 31, 2004 were anti-dilutive, however, they may be dilutive in the future.

	(j)	Foreign Currency Translation

Cheetah Nevada uses the United States Dollars as its functional currency. Cheetah BC and Scotia use the Canadian Dollars as their functional currency. Cheetah PNG uses the Papua New Guinea Kinas as its functional currency.

Monetary assets and liabilities denominated in foreign currencies are translated into United States Dollar at the period-end exchange rates. Other assets and liabilities are translated at historical rates. Transactions occurring during the period are translated at rates in effect at the time of the transaction. The resulting foreign exchange gains and losses are included in operations.

	(k)	Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash, refundable deposits, accounts payable and accrued liabilities and advances payable approximate their fair value. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the United States Dollar.

CHEETAH OIL & GAS LTD.	- 51 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

	(l)	Income taxes

The Company adopted SFAS No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

	(m)	Stock-based Compensation

The Company adopted the fair value method of accounting for stock-based compensation recommended by of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-based Compensation".

	(n)	New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4”, which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 does not have an impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock- Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement does not have an impact on the Company’s consolidated financial statements.

CHEETAH OIL & GAS LTD.	- 52 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

2.	Significant Accounting Policies (continued)

(n) New Accounting Pronouncements (continued)

In December 2004, FASB issued Statement No. 153, “Exchange of Nonmonetary Assets”. This statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The adoption of this new accounting pronouncement does have a material impact on the Company’s consolidated financial statements, as the Company does not have any exchanges of nonmonetary assets

3.	Acquisition of Cheetah Oil & Gas Ltd. (“Cheetah BC”)

On March 5, 2004, the Cheetah Nevada acquired 100% of the issued and allotted common stock of Cheetah BC. Cheetah Nevada was a non-operating shell company. This transaction resulted in the shareholders of Cheetah BC having effective control of the combined company (note 1). Accounting principles applicable to reverse acquisition recapitalization have been applied to record this transaction. Under this basis of accounting, Cheetah BC has been identified as acquirer and, accordingly, the combined company is considered to be continuation of the operations of Cheetah BC with the net liabilities of Cheetah Nevada deemed to have been assumed by Cheetah BC as follows:

Current assets	$-
Current liabilities	(15,778)

Net liabilities assumed	$(15,778)

Cheetah Nevada had no operations between January 1, 2004 and March 4, 2004.

CHEETAH OIL & GAS LTD.	- 53 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

4.	Acquisition of Scotia Petroleum Inc. (“Scotia”)

On June 24, 2004, the Company completed the acquisition of 85% of the issued and outstanding common stock of Scotia, a company incorporated in British Columbia, Canada. The total consideration was $906,000 consisting of $301,685 of cash and 256,315 shares of restricted common stock of the Company. The restricted stock was contributed by a shareholder of the Company.

The fair value of net assets acquired are summarized as follows:

Cash	$91
Refundable deposits for petroleum prospecting licences	57,168
Oil and gas properties, unevaluated	859,912
Current liabilities	(11,171)

$906,000

The acquisition of Scotia is accounted for as a business combination. The primary reasons for the acquisition of Scotia are as follows:

-	Scotia owned strategic prospecting licences in Papua New Guinea;

-	The acquisition of Scotia is critical with respect to the assembling of licences in Papua New Guinea.; and

-	Petroleum Prospecting Licences held by Scotia had previous geological and drilling information that was necessary to the Company’s operations.

The operating results of Scotia from June 24, 2004 to December 31, 2004 are included in the consolidated statement of operations.

The Company had an option to acquire an additional 13.51% of the issued and outstanding common stock of Scotia for a period of two years for $1,000,000. On March 10, 2005, the Company exercised this option (note 11(b)). Scotia did not have material operations since its incorporation on May 8, 2003 until June 24, 3004 (date of acquisition) and accordingly, pro-forma supplemental information on the Company’s results of operations for the eleven months ended December 31, 2004 and the period from January 28, 2003 (inception) to January 31, 2004 as though the acquisition had been completed at the beginning of the respective periods was not presented.

CHEETAH OIL & GAS LTD.	- 54 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

5	.	Equipment

			December 31,	January 31,
			2004	2004

		Cost
		Office furniture and equipment	$65,541	$-
		Vehicles	38,373	-

			103,914	-

		Accumulated depreciation
		Office furniture and equipment	5,515	-
		Vehicles	7,347	-

			12,862	-

			$91,052	$-

6	.	Oil and Gas Properties

		The Company, through its subsidiaries, obtained five (5) Petroleum Prospecting Licences (PPL) in Papua New Guinea: PPL#245, PPL#246, PPL#249, PPL#250 and PPL#252. These licences have an initial term of six years and will remain valid until the expiry date (between September 17, 2009 and April 8, 2010) subject to minimum ork expenditures and accomplishments being made. The estimated exploration expenditures required are summarized as follows:

		Year 2004 – 2005		$17,000,000
		Year 2006 – 2007		34,600,000
		Year 2008 – 2010		43,700,000

		Total		$95,300,000

		Subject to certain conditions being met under the Oil and Gas Act of Papua New Guinea, the licences can be extended beyond the original term of six years. Upon discovery of oil or gas, a Petroleum Retention Licence can be obtained under the Oil and Gas Act of Papua New Guinea.

		The properties over which we hold our licenses are subject to a 22.5% back-in participation right in favour of the government, which the government may exercise upon payment of 22.5% of the expenses incurred in the development of the property. This back-in interest includes a 2% of revenue royalty payment to indigenous groups, which is only payable if the government exercises its back-in right.

CHEETAH OIL & GAS LTD.	- 55 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

6	.	Oil and Gas Properties – (Continued)

		Acquisition and exploration costs incurred were as follows:

			Eleven months	January 28, 2003
			ended	(inception) to
			December 31,	January 31,
			2004	2004

Capitalized cost – beginning of period			$1,009,300	$-

Property acquisition cost, unproved			881,551	1,009,300
Exploration cost			513,195	-

Total cost incurred during the period			1,394,746	1,009,300

Total capitalized cost
		- unproved property not being amortized	$2,404,046	$1,009,300

Summary of the acquisition cost, unproved:
		January 28,
	Eleven months	2003
	ended	(inception) to
	December 31,	January 31,
	2004	2004

Services rendered for the acquisition of oil & gas
properties	$-	$1,000,000
Application fees of Petroleum Prospecting Licenses	-	9,300
Oil and gas properties of Scotia at acquisition	881,551	-

	$881,551	$1,009,300

CHEETAH OIL & GAS LTD.	- 56-
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

6 .	Oil and Gas Properties – (Continued)

Summary of the exploration costs

			January 28,
		Eleven months	2003
		ended	(inception) to
		December 31,	January 31,
		2004	2004

Communication		$12,165	$-
Consulting and engineering		158,377	-
Depreciation		3,200	-
Mapping		4,077	-
Registration, license fees and permits		105,540	-
Salaries and wages		87,434	-
Staff allowance and accommodation		63,116	-
Travel		79,286	-

		$513,195	$-

	The Company has capitalized a reasonable estimation of administration costs as oil and gas properties.

CHEETAH OIL & GAS LTD.	- 57 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

7	.	Segmented Information

		The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operation is managed and evaluated, the availability of separate financial results and materiality considerations.

		The Company’s assets by geographical location are as follows:

			December 31,	January 31,
			2004	2004

		North America	$107,440	$76
		Papua New Guinea	2,712,284	1,297,751

		Total	$2,819,724	$1,297,827

8	.	Income Taxes

		The Company has net losses for income tax purposes totalling approximately $462,000 which expires in the year 2014 and may be applied against future taxable income. The potential tax benefits arising from these losses have not been recorded in the consolidated financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

			Eleven months	January 28, 2003
			ended	(inception) to
			December 31,	January 31, 2004
			2004

		Tax loss carry forwards	$159,000	$-
		Stock-based compensation	8,000	-
		Valuation allowance	(167,000)	-

		Total	$-	$-

CHEETAH OIL & GAS LTD.	- 58 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

9.	Common Stock Transactions

	(a)	In April 2004, the Company received proceeds of a private placement totalling $750,288. The private placement consisted of 150,000 common stock and 150,000 stock purchase warrants. Each stock purchase warrant entitles the holder to acquire one common stock of the Company at a price of $7.50 per share for a period of two years. The value allocated to the warrants was estimated at $207,460 using the fair value of the warrants assigned by the Black- Scholes Option Pricing Model, relative to the fair value of the related common stock issued. The value of the warrants was credited to additional paid in capital.

The 150,000 common stock is restricted from trading until April 2005 and the securities issued pursuant to the exercise of warrants are restricted from trading for two years. For the period from July 2004 to December 2004, the Company received $416,000 upon the exercise of 55,467 stock purchase warrants. On March 15, 2005, the Company issued 205,467 common stock (note 11(c)) in relation to this private placement and the subsequent exercise of warrants.

The number of stock purchase warrants outstanding and exercisable at December 31, 2004 was 94,533.

	(b)	On September 20, 2004, the Company granted 50,000 stock options to a director of the Company. The stock options are exercisable at $2.50 per share at a rate of 10,000 common stock every six months from the date of grant, expiring September 20, 2007. The market price of the Company’s shares were $6.50 at the date of grant. All of these options remained unexercised at December 31, 2004. Except for these 50,000 stock options, there were no other granting, cancellation or expiry of stock options for the period from January 28, 2003 (inception) to December 31, 2004.

Stock-based compensation was recorded in the consolidated financial statements in relation to the above granting of stock options using the Black- Scholes option pricing model with the following assumptions: risk free interest rate of 3.42%, dividend yield of 0%, volatility factor of 50% and an expected life of the option of 3 years. The fair value of stock option was $4.41 each at the date of grant.

Stock based compensation is recognized over the period in which the stock options are vested. At December 31, 2004, the company recorded stock based compensation of $ 22,064.

	(c)	On December 31, 2004, the Company settled advances payable of $357,196 with a creditor by the issuance of 55,165 common stock. These shares were issued on March 17, 2005 (note 11(d)).

CHEETAH OIL & GAS LTD.	- 59 -
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
December 31, 2004
(Expressed in U.S. Dollars)

10.	Related Party Transactions

	(a)	During the period ended December 31, 2004, the Company paid consulting fees of $41,711 (period ended January 31, 2004 – nil) to a shareholder of the Company.

	(b)	During the period ended December 31, 2004, the Company paid consulting fees of $11,000 (period ended January 31, 2004 – nil) to a director of the Company.

	(c)	Advances payable of $70,471 (January 31, 2004 – nil) represented advances from two directors of the Company. These advances were unsecured, non-interest bearing and due on demand.

11.	Subsequent Events

	(a)	On January 27, 2005, the Company was granted a Petroleum Retention Licence (PRL) #13 in Papua New Guinea. PRL #13 covers two blocks within PPL #246. The term of the licence is 5 years. The Company has to incur $4,450,000 of exploration expenditures on the two blocks over the term of PRL #13.

	(b)	On March 10, 2005 Cheetah Oil & Gas Ltd. completed the acquisition of an additional 13.51% interest in Scotia Petroleum Inc. The Company now owns 98.65% of the outstanding common stock of Scotia. On March 17, 2005, the Company issued 142,000 common stock at $7.04 per share as payment for the 13.51% interest in Scotia.

	(c)	On March 15, 2005, the Company issued 205,467 common stock. All subscriptions totaling $1,166,288 in connection with this issuance were received at December 31, 2004.

	(d)	On March 17, 2005, the Company issued 55,165 common stock in connection with debt settlement of $357,196 on December 31, 2004.

	(e)	On March 10, 2005, the Company entered into a Private Placement Term Sheet with a financing agent. The private placement will consist of 3,000,000 units at $5 per unit.

Each unit will consist of one common stock and 1/5th of a stock purchase warrant. Each stock purchase warrant entitles the holder to acquire one common stock of the Company at a price of $7 per share for one year. A further 1,000,000 units at $5 per unit will be provided for an over-subscription. The agent will receive 6.5% of gross proceeds of this private placement as commission. An additional 1% finder’s fee will be paid based on the gross proceeds of the 1st 3,000,000 units of this private placement. An initial engagement fee of $50,000 was paid to the agent in February 2005 by the issuance of 7,500 common stock of the Company at $6.67 per share.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Financial Statements
(Expressed in U.S. Dollars)
(Unaudited)

September 30, 2005

Index

Consolidated Balance Sheets

Consolidated Statements of Stockholders’ Equity

Consolidated Statements of Operations Consolidated Statements of Cash Flows Notes to Consolidated Financial Statements

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Balance Sheets
September 30, 2005
(Unaudited)
(Expressed in U.S. Dollars)

(Basis of Presentation – Note 1)	September 30	December 31
	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$2,690,434	$151,076
Prepaid and deposits	323,873	11,006

Total current assets	3,014,307	162,082

Refundable deposits for petroleum prospecting licenses	169,144	162,544
Equipment (Note 5)	93,969	91,052
Oil and gas properties, unevaluated (Note 6)	5,739,162	2,404,046

Total assets	$9,016,582	$2,819,724

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$64,633	$79,590
Advances payable – related parties (Note 9)		70,471

Total current liabilities	64,633	150,061

Commitments (Note 6)

STOCKHOLDERS' EQUITY
Share capital
Common stock, $0.001 par value, authorized 50,000,000 shares
issued and outstanding: 36,629,814 shares	36,630	35,020

Additional paid in capital	10,917,152	1,932,853

Subscriptions received	372,500	1,166,288

Deficit accumulated during the exploration stage	(2,374,333)	(464,498)

Total stockholders' equity	8,951,949	2,669,663

Total liabilities and stockholders' equity	$9,016,582	$2,819,724

The accompanying notes are an integral part of these consolidated financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Statements of Stockholders' Equity
Period from January 28, 2003 (inception) to Sept. 30, 2005
(Unaudited)
(Expressed in US Dollars)

	Common stock		Additional paid in capital	Subscriptions received	Deficit accumulated during exploration stage	Total Stock- holders’ Equity
	Shares	Amount

Initial capitalization as a result of reverse
acquisition (Note 1)	25,000,000	$25,000	$(24,924)	$-	$-	$76
10,000,000 shares allotted for services in
connection with the application for
petroleum prospecting licenses	-	-	1,000,000	-	-	1,000,000
Net loss for the period
	-	-	-	-	(812)	(812)

Balance, January 31, 2004	25,000,000	25,000	975,076	-	(812)	999,264
Shares issued for services in connection with the
application for petroleum prospecting licenses	10,000,000	10,000	(10,000)	-	-	-
Recapitalization to effect the acquisition of
Cheetah Nevada	19,682	20	(15,798)	-	-	(15,778)
Contribution received from a shareholder of the
company in connection with the
acquisition of Scotia	-	-	604,315	-	-	604,315
Debt settlement (Note 8(b))	-	-	357,196	-	-	357,196
Subscriptions received (Note 8(a))	-	-	-	1,166,288	-	1,166,288
Stock-based compensation (Note 8(c))	-	-	22,064	-	-	22,064
Net loss for the period	-	-	-	-	(463,686)	(463,686)

Balance, December 31, 2004	35,019,682	$35,020	$1,932,853	$1,166,288	$(464,498)	$2,669,663

The accompanying notes are an integral part of these consolidated financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Statements of Stockholders' Equity
Period from January 28, 2003 (inception) to Sept. 30, 2005
(Unaudited)
(Expressed in US Dollars)

	Common stock		Additional paid in capital	Subscriptions received	Deficit accumulated during exploration stage	Total Stock- holders’ Equity
	Shares	Amount

Balance, December 31, 2004	35,019,682	$35,020	$1,932,853	$1,166,288	$(464,498)	$2,669,663
Shares issued for subscriptions received
(Note 8(a))	205,467	205	1,166,083	(1,166,288)	-	-
Shares issued for debt settlement (Note
8 (b))	55,165	55	(55)	-	-	-
Purchased minority interest of Scotia	142,000	142	999,858	-	-	1,000,000
Subscriptions received	-	-	-	372,500	-	372,500
Share issue costs	7,500	8	(8)	-	-	-
Stock-based compensation (Note 8(c))	-	-	22,064	-	-	22,064
Net loss for the period
	-	-	-	-	(235,766)	(235,766)

Balance, March 31, 2005	35,429,814	$35,430	$4,120,795	$372,500	$(700,264)	$3,828,461

The accompanying notes are an integral part of these consolidated financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Statements of Stockholders' Equity
Period from January 28, 2003 (inception) to Sept. 30, 2005
(Unaudited)
(Expressed in US Dollars)

					Deficit
					accumulated
					during	Total Stock-
	Common stock		Additional	Subscriptions	exploration	holders’
	Shares	Amount	paid in capital	received	stage	Equity

Balance March 31, 2005	35,429,814	$35,430	$4,120,795	$372,500	$(700,264)	$3,828,461

Issuance of common stock pursuant to a private
placement at $5.00 per share,
net of share issuance costs of
$450,000 in June,2005 (Note 8 (d) )	1,200,000	1,200	5,548,800	-	-	5,550,000

Stock-based compensation (Note 8 (c) )	-	-	22,064	-	-	22,064

Stock-based compensation (Note 8 (e) )	-	-	546,000	-	-	546,000

Net Loss for the Period	-	-	-	-	(852,788)	(852,788)

Balance, June 30, 2005	36,629,814	$36,630	$10,237,659	$372,500	$(1,553,052)	$9,093,737

The accompanying notes are an integral part of these consolidated financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Consolidated Statements of Stockholders' Equity
Period from January 28, 2003 (inception) to Sept. 30, 2005
(Unaudited)
(Expressed in US Dollars)

					Deficit
					accumulated
					during	Total Stock-
	Common stock		Additional	Subscriptions	exploration	holders’
	Shares	Amount	paid in capital	received	stage	Equity

Balance June 30, 2005	36,629,814	$36,630	$10,237,659	$372,500	$(1,553,052)	$9,093,737

Stock-based compensation (Note 8 (c) )	-	-	22,064	-	-	22,064
Stock-based compensation (Note 8 (e) )	-	-	657,429	-	-	657,429
Net Loss for the Period	-	-	-	-	(821,281)	(821,281)

Balance, Sept. 30, 2005	36,629,814	$36,630	$10,917,152	$372,500	$(2,374,333)	$8,951,949

The accompanying notes are an integral part of these consolidated financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)
Consolidated Statements of Operations
(Unaudited)
(Expressed in U.S. Dollars)

					Cumulative
	Three Months	Three Months	Nine Months	Eight Months	from January
	Ended	Ended	Ended	Ended	28,2003
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004	to Sept 30, 2005

				(Note 1)
General and administrative expenses
Accounting and legal	$7,642	$37,979	$125,991	$83,664	$246,249
Depreciation	5,780	-	17,780	-	30,642
Application fees and permits	1,382	-	7,022	32,340	54,320
Consulting fee	77,250	6,746	128,253	28,030	163,295
Office & Misc.	(12,688)	35,266	41,460	66,142	70,616
Investor relations and shareholder Info.	26,591	14,568	94,882	24,157	204,930
Insurance	3,238	-	110,429	5,619	110,429
Rental and communication	23,089	13,981	44,232	21,305	85,120
Salaries and benefit	1,507	28,728	17,408	45,600	33,125
Travel	7,997	19,764	52,769	40,818	113,617
Stock-based compensation
(Note 8 (e)) direct awards	657,429	-	1,203,417	-	1,203,417
Stock-based compensation
(Note 8 (c)) direct awards	22,064	-	66,192	-	88,256

Operating expenses before other item	(821,281)	(157,032)	(1,909,835)	(347,675)
Other Item	-	20,986	-	21,886
Loss before minority interests	(821,281)	(136,046)	(1,909,835)	(325,789)	(2,404,016)

Minority interests	-	-	-	-	29,683

Net loss for the period	$(821,281)	$(136,046)	$(1,909,835)	$(325,789)	$(2,374,333)

Loss per share
- basic and diluted	(0.02)	(0.00)	(0.05)	(0.01)

Weighted average number of
common stock outstanding
- basic and diluted	36,629,814	35,169,682	35,877,967	33,019,478

The accompanying notes are an integral part of these consolidated financial statements.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited)
(Expressed in U.S. Dollars)

			Cumulative from
	Nine Months	Eight Months	January 28,2003
	Ended	Ended Sept. 3 0,	(inception) to
	Sept.30,2005	2004 (Note 1)	Sept. 30,2005

Cash flows from (used in) operating activities
Net loss for the period	$(1,909,835)	$(325,789)	$(2,374,333)
Items not involving cash
- depreciation	17,780	-	30,642
- stock-based compensation	1,269,609	-	1,291,673
Change in other assets and liabilities (net of
effect of acquisition of subsidiaries):
- prepaid and deposits	(312,791)	128,434	(323,797)
- refundable licenses deposits	(6,600)	(3,699)	(102,000)
- accounts payable and accrued liabilities	(14,957)	101,748	35,735
- minority interest	-	64,473	-

Net cash used in operating activities	(956,794)	(34,833)	(1,442,080)

Cash flows from financing activities
Issuance of common stock and subscriptions
received	5,922,500	750,289	7,088,864
Advances payable	(70,471)	11,470	357,196

Net cash from financing activities	5,852,029	761,759	7,446,060

Cash flows used in investing activities
Purchase of equipment	(20,697)	-	(124,611)
Oil and gas properties	(2,335,194)	(379,208)	(2,887,341)
Cash paid in connection with acquisition of Scotia
net of cash received	14	(301,594)	(301,594)

Net cash used in investing activities	(2,355,877)	(680,802)	(3,313,546)

Increase in cash and cash equivalents	2,539,358	46,124	2,690,434

Cash and cash equivalents, beginning of period	151,076	-	-

Cash and cash equivalents, end of period	$2,690,434	$46,124	$2,690,434

Supplementary information on non-cash activities:
- Shares issued for acquisition of minority interests
	-	-	1,000,000
- Contribution received from a shareholder of the
Company in connection with the acquisition of
Scotia	-	604,492	604,492
- Debts assumed and settled by a shareholder of the
Company	-	422,411	422,411

Total	$-	$1,026,903	$2,026,903

No interest or Income Taxes were paid in the period
The accompanying notes are an integral part of these consolidated financial statements.

CHEETAH OIL & GAS LTD. (Formerly Bio-American Capital Corporation) (An exploration stage enterprise) Notes to Consolidated Financial Statements September 30, 2005 (Unaudited) (Expressed in U.S. Dollars)

1.	Incorporation, Nature of Operations and Basis of Presentation

These consolidated financial statements presented are those of Cheetah Oil & Gas Ltd., formerly Bio-American Capital Corporation (“Cheetah Nevada”) and its wholly-owned subsidiaries, Cheetah Oil & Gas Ltd. (“Cheetah BC”) and Cheetah Oil & Gas Limited (“Cheetah PNG”), and 98.65% owned Scotia Petroleum Inc. (“Scotia”, see note 4). Collectively, they are referred to herein as “the Company”.

Cheetah BC was incorporated on January 28, 2003 in British Columbia, Canada under the name of Universal Data Corp. and changed its name to Cheetah Oil & Gas Ltd. effective December 11, 2003. Cheetah BC, an exploration stage enterprise, is in the business of acquiring, exploring and developing oil and gas properties in Papua New Guinea.

Cheetah Nevada was incorporated in May 1992 under the laws of the State of Nevada, U.S.A. It has not conducted any business operations since May 2000 and changed its name to Cheetah Oil & Gas Ltd. effective May 26, 2004.

On March 5, 2004, Cheetah Nevada entered into an Acquisition Agreement (“Agreement”), whereby Cheetah Nevada issued 25,000,000 (post-consolidation) shares of its common stock in exchange for all of the issued and allotted common stock of Cheetah BC. In connection with this transaction, $130,000 debt owed by Cheetah Nevada was assumed and settled by a director. The stockholder owning a majority of the outstanding voting securities of Cheetah Nevada approved a reverse split of common stock at the rate of one share of every 200 shares outstanding and thereafter increased the number of authorized shares of common stock to 50,000,000. Cheetah Nevada is a non-operating shell company and immediately prior to the Agreement, it had 19,682 (post-consolidation) shares of common stock issued and outstanding. The acquisition was accounted for as recapitalization of Cheetah BC because the shareholders of Cheetah BC controlled Cheetah Nevada after the acquisition. Cheetah BC was treated as the acquiring entity for accounting purposes and Cheetah Nevada was the surviving entity for legal purposes. The combined company is considered to be a continuation of the operations of Cheetah BC. The issued and allotted common stock of Cheetah BC prior to the completion of acquisition was restated to reflect the 25,000,000 (post-consolidation) common stock issued by Cheetah Nevada. The Company has an office in Nanaimo, British Columbia, Canada.

On February 25, 2004, the Company registered 10,000,000 shares under an Equity Performance Plan. These shares were for services related to the application for petroleum prospecting licences and were issued in March 2004 to May 2004. Management estimated the fair value of the services to be $1,000,000 and was capitalized as the oil and gas properties.

CHEETAH OIL & GAS LTD. (Formerly Bio-American Capital Corporation) (An exploration stage enterprise) Notes to Consolidated Financial Statements September 30, 2005 (Unaudited) (Expressed in U.S. Dollars)

1.	Incorporation, Nature of Operations and Basis of Presentation (continued)

The accompanying unaudited interim consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine-month periods ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

The comparatives are for the eight months ended September 30, 2004 since the Company previously had the year-end in January 31, 2004.

The balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements.

For further information, refer to the annual consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2004.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not generated any revenue and requires additional funds to maintain its operations. Management’s plans in this regard are to raise equity financing as required. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

CHEETAH OIL & GAS LTD. (Formerly Bio-American Capital Corporation) (An exploration stage enterprise) Notes to Consolidated Financial Statements September 30, 2005 (Unaudited) (Expressed in U.S. Dollars)

2.	Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share- based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement does not have an impact on the Company’s consolidated financial statements.

In December 2004, FASB issued Statement No. 153, “Exchange of Nonmonetary Assets”. This statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The adoption of this new accounting pronouncement does have a material impact on the Company’s consolidated financial statements, as the Company does not have any exchanges of nonmonetary assets.

CHEETAH OIL & GAS LTD. (Formerly Bio-American Capital Corporation) (An exploration stage enterprise) Notes to Consolidated Financial Statements September 30, 2005 (Unaudited) (Expressed in U.S. Dollars)

3.	Acquisition of Cheetah Oil & Gas Ltd. (“Cheetah BC”)

On March 5, 2004, the Cheetah Nevada acquired 100% of the issued and allotted common stock of Cheetah BC. Cheetah Nevada was a non-operating shell company. This transaction resulted in the shareholders of Cheetah BC having effective control of the combined company (note 1). Accounting principles applicable to reverse acquisition recapitalization have been applied to record this transaction. Under this basis of accounting, Cheetah BC has been identified as acquirer and, accordingly, the combined company is considered to be continuation of the operations of Cheetah BC with the net liabilities of Cheetah Nevada deemed to have been assumed by Cheetah BC as follows:

Current assets	$-
Current liabilities	(15,778)

Net liabilities assumed	$(15,778)

Cheetah Nevada had no operations between January 1, 2004 and March 4, 2004.

4.	Acquisition of Scotia Petroleum Inc. (“Scotia”)

On June 24, 2004, the Company completed the acquisition of 85.14% of the issued and outstanding common stock of Scotia, a company incorporated in British Columbia, Canada. The total consideration was $906,000 consisting of $301,685 of cash and 256,315 shares of restricted common stock of the Company. The restricted stock was contributed by a shareholder of the Company.

4.	Acquisition of Scotia Petroleum Inc. (“Scotia”) continued:

On March 10, 2005, the Company completed the acquisition of an additional 13.51% of the issued and outstanding common stock of Scotia for $1,000,000 paid by the issuance of 142,000 common stock of the Company at $7.04 per share.

The total fair value of net assets acquired on June 24, 2004 and March 10, 2005 are summarized as follows:

Cash	$105
Refundable deposits for petroleum prospecting licenses	66,237
Oil and gas properties, unevaluated	1,852,601
Current liabilities	(12,943)

$1,906,000

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
September 30, 2005
(Unaudited)
(Expressed in U.S. Dollars)

4	.	Acquisition of Scotia Petroleum Inc. (“Scotia”) continued:

The acquisition of Scotia is accounted for as a business combination. The primary reasons for the acquisition of Scotia are as follows:

-	Scotia owned strategic prospecting licences in Papua New Guinea;

-	The acquisition of Scotia is critical with respect to the assembling of licences in Papua New Guinea; and

-	Petroleum Prospecting Licences held by Scotia had previous geological and drilling information that was necessary to the Company’s operations.

		The operating results of Scotia from June 24, 2004, to Sept. 30, 2005 are included in the consolidated statement of operations.

5	.	Equipment

			September 30	December 31
			2005	2004

		Cost
		Office furniture, equipment and vehicles	$124,611	$103,914

		Accumulated depreciation
		Office furniture, equipment and vehicles	30,642	12,862

			$93,969	$91,052

6	.	Oil and Gas Properties

		The Company, through its subsidiaries, obtained five (5) Petroleum Prospecting Licences (PPL) in Papua New Guinea: PPL#245, PPL#246, PPL#249, PPL#250 and PPL#252. These licences have an initial term of six years and will remain valid until the expiry date (between September 17, 2009 and April 8, 2010) subject to minimum work expenditures and accomplishments being made. The estimated exploration expenditures required are summarized as follows:

		Year 2004 – 2005		$17,000,000

		Year 2006 – 2007		34,600,000

		Year 2008 – 2010		43,700,000

		Total		$95,300,000

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
September 30, 2005
(Unaudited)
(Expressed in U.S. Dollars)

6	.	Oil and Gas Properties (continued)

		Subject to certain conditions being met under the Oil and Gas Act of Papua New Guinea, the licences can be extended beyond the original term of six years. Upon discovery of oil or gas, a Petroleum Retention Licence can be obtained under the Oil and Gas Act of Papua New Guinea.

		On January 26, 2005, the Company was granted a Petroleum Retention Licence (PRL) #13 in Papua New Guinea. PRL #13 covers two blocks within PPL #246. The term of the licence is 5 years. The Company has to incur $4,450,000 of exploration expenditures on the two blocks over the term of PRL #13.

		The properties over which we hold our licenses are subject to a 22.5% back-in participation right in favour of the government, which the government may exercise upon payment of 22.5% of the expenses incurred in the development of the property. This back-in interest includes a 2% of revenue royalty payment to indigenous groups, which is only payable if the government exercises it back-in right.

		Acquisition and exploration costs incurred were as follows:

			Nine months	January 28, 2003
			ended	(inception) to
			Sept 30, 2005	December 31, 2004

		Capitalized cost – beginning of period	$2,404,046	$-

		Property acquisition cost, unproved	1,000,000	1,890,851
		Exploration cost	2,335,116	513,195

		Total cost incurred during the period	3,335,116	2,404,046

		Total capitalized cost
		- unproved property not being amortized	$5,739,162	$2,404,046

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
September 30, 2005
(Unaudited)
(Expressed in U.S. Dollars)

6.	Oil and Gas Properties (continued)

Summary of the Acquisition Cost, unproved:

		Nine Months	28-Jan-03
		Ended	(inception) to
		Sept. 30, 2005	December 31, 2004

Services Rendered for the acquisition of Oil & Gas Properties		$-	$1,000,000
Application Fees			9,300
Value of Oil & Gas Properties of Scotia at Acquisition			881,551
Acquisition of additional 13.51% of Scotia		1,000,000

		$1,000,000	$1,890,851

Summary of the Exploration Costs

		Nine Months	28-Jan-03
		Ended	(Inception) to
		Sept. 30, 2005	December 31, 2004

Communication		7,707	12,165
Consulting/Engineering/Geology/Contracts		1,901,885	158,377
Depreciation		17,780	3,200
Mapping		1,529	4,077
Registration/License Fees/Permits		169,941	105,540
Salaries & Wages		70,439	87,434
Staff Allow. & Acc.		70,847	63,116
Travel		94,988	79,286

		$2,335,116	$513,195

For the nine month period ending September 30, 2005 the company capitalized $ 34,674 (Dec 31, 2004 $ 10,608) of administration costs as capital.

CHEETAH OIL & GAS LTD.
(Formerly Bio-American Capital Corporation)
(An exploration stage enterprise)

Notes to Consolidated Financial Statements
September 30, 2005
(Unaudited)
(Expressed in U.S. Dollars)

7	.	Segmented Information

		The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operation is managed and evaluated, the availability of separate financial results and materiality considerations. The Company’s assets by geographical location are as follows:

			Sept. 30, 2005	December 31, 2004

		North America	$2,790,897	$107,440
		Papua New Guinea	6,225,685	2,712,284

		Total	$9,016,582	$2,819,724

CHEETAH OIL & GAS LTD. (Formerly Bio-American Capital Corporation) (An exploration stage enterprise) Notes to Consolidated Financial Statements September 30, 2005 (Unaudited) (Expressed in U.S. Dollars)

8.	Common Stock Transactions

	(a)	In April 2004, the Company received proceeds of a private placement totaling $750,288. The private placement consisted of 150,000 common stock and 150,000 stock purchase warrants. Each stock purchase warrant entitles the holder to acquire one common stock of the Company at a price of $7.50 per share for a period of two years. The value allocated to the warrants was estimated at $207,460 using the fair value of the warrants assigned by the Black-Scholes Option Pricing Model, relative to the fair value of the related common stock issued. The value of the warrants was credited to additional paid in capital. The 150,000 common stock is restricted from trading until April 2005 and the securities issued pursuant to the exercise of warrants are restricted from trading for two years. For the period from July 2004 to December 2004, the Company received $416,000 upon the exercise of 55,467 stock purchase warrants. On March 15, 2005, the Company issued 205,467 common stock in relation to this private placement and the subsequent exercise of warrants. At September 30, 2005 the company recorded a subscription receivable for $ 372,500, the current balance (December 31, 2004 was $1,166,288) representing funds received for warrants that will be exercised after September 30, 2005.

The number of stock purchase warrants outstanding and exercisable at September 30, 2005 are 44,866 (December 31, 2004 was 94,533). The expiry date for the warrants will be April 2006 at an exercise price of $7.50.

	(b)	On March 17, 2005, the Company issued 55,165 common stock in connection with debt settlement of $357,196 on December 31, 2004.

	(c)	On September 20, 2004, the Company granted 50,000 stock options to a director of the Company. The stock options are exercisable at $2.50 per share at a rate of 10,000 common stock every six months from the date of grant, expiring September 20, 2007. The market price of the Company’s shares was $6.50 at the date of grant. All of these options remained unexercised at September 30, 2005.

Stock-based compensation was recorded in the consolidated financial statements in relation to the above granting of stock options using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 3.42%, dividend yield of 0%, volatility factor of 50% and an expected life of the option of 3 years. The fair value of stock option was $4.41 each at the date of grant.

Stock-based compensation is recognized over the period in which the stock options are vested. During the nine months ending September 30, 2005 the company has recorded stock based compensation totaling $ 66,192 (September 30, 2004 – Nil).

CHEETAH OIL & GAS LTD. (Formerly Bio-American Capital Corporation) (An exploration stage enterprise) Notes to Consolidated Financial Statements September 30, 2005 (Unaudited) (Expressed in U.S. Dollars)

8.	Common Stock Transactions (continued)

	(d)	On May 26, 2005 the Company closed on a Private Placement Term Sheet with a financing agent. The private placement consisted of 1,200,000 units at $5 per unit. Each unit will consist of one common stock and 1 stock purchase warrant. Each stock purchase warrant entitles the holder to acquire one common stock of the Company at a price of $7 per share for one year. The agent received 6.5% of gross proceeds of this private placement as commission. An additional 1% finder’s fee was paid based on the gross proceeds of the 1,200,000 units of this private placement. An initial engagement fee of $50,000 was paid to the agent in February 2005 by the issuance of 7,500 common stock of the Company at $6.67 per share.

On May 26, 2005 the company issued 21,429 common stock purchase warrants to C.K. Cooper and Company, Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934. This issuance was partial payment of a placement fee in connection with the May 26, 2005 private placement, described above. These warrants may be exercised at any time until one year from the effective date of this Registration Statement at an exercise price of $ 7.00 per share.

In the event that the company fails to have the registration statement declared effective by September 26, 2005 (which is deemed to be a registration default), the company will then pay liquidated damages to the selling stockholders. For the period beginning from and including the date of the registration default to but excluding the date on which the registration default is cured, these liquidated damages will accrue at a rate per month equal to 1%. One percent of the aggregate gross proceeds is $60,000, which would be payable per month that we are in registration default, up to a maximum of six percent, or $360,000. Any liquidated damages that accrue after one year from the Closing Date shall not exceed 6% of the Subscription Amount paid by the Initial Investor. The liquidated damages pursuant to the terms hereof shall apply on a pro rata basis for any portion of a month prior to the cure of an Event.

The Investors shall be granted a bonus warrant to acquire additional shares of common stock at a price of $0.001 per additional share of common stock for a period of one year following Closing, if at any time the Company shall issue or sell any additional shares of common stock to a third party other than the Investor in exchange for consideration in an amount per additional share of common stock which is less than $ 5.00 per additional share of common stock.

The formula to calculate the additional shares of common stock which the Bonus Warrant holder will be entitled to acquire upon any such issuance shall be determined by multiplying the Unit price of $ 5.00 by a fraction:

(i) the numerator of which shall be equal to the total number of investor(s) Shares originally acquired by the investor,

CHEETAH OIL & GAS LTD. (Formerly Bio-American Capital Corporation) (An exploration stage enterprise) Notes to Consolidated Financial Statements September 30, 2005 (Unaudited) (Expressed in U.S. Dollars)

	(ii)	the denominator of which shall be equal to the price per share of common stock for the additional shares of common stock, and then subtracting the total number of Investor(s) Shares originally acquired from the foregoing.

No Bonus Warrant shall be granted upon the issuance of any additional shares of common stock which are issued pursuant to the exercise of any currently outstanding warrants or other subscription or purchase rights, or pursuant to the exercise of any conversion or exchange rights or pursuant to the granting or exercise of any incentive based stock options issued by the Company to any employees, consultants or Strategic partners.

(e)	On June 6, 2005 the company established a 2005 stock option plan for its directors, officers, employees and consultants (The 2005 Stock Option Plan). At June 6, 2005 the company had granted 1,400,000 stock options to a director and consultants of the Company. The stock options are exercisable at $ 5.00 per share with a restriction of 12 months. After the 12 months 50% of the options will be exercisable. The remainder Stock Options will be exercisable after another 12 months. The market price of the Company’s shares was $ 5.90 at the date of grant.

CHEETAH OIL & GAS LTD. (Formerly Bio-American Capital Corporation) (An exploration stage enterprise) Notes to Consolidated Financial Statements September 30, 2005 (Unaudited) (Expressed in U.S. Dollars)

8.	Common Stock Transactions (continued)

(e) (continued)

Stock-based compensation was recorded in the consolidated financial statements in relation to the 2005 Stock Option Plan using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 4%, dividend yield of 0%, volatility factor of 50% and an expected life of the option of 5 years. The fair value of the stock option was $ 3.12 each at the date of grant.

In July, 2005 a further 250,000 options was granted to a director. The stock options are exercisable at $ 5.00 per share with a restriction of 11 months. After the 11 months 50% of the options will be exercisable. The remainder Stock Options will be exercisable after another 12 months. The market price of the Company’s shares was $ 5.90 at the date of grant.

Stock-based compensation is recognized over the period in which the stock options are vested. At September 30, 2005 the company recorded stock based compensation for the 2005 Stock Option Plan of $ 1,203,417.

9.	Related Party Transactions

Advances payable due to two directors of the Company was paid in the 3rd quarter.

WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

     You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street North East, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Cheetah, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

     No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Cheetah Oil and Gas Ltd. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

     - a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

     - a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

     - to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

-	by our stockholders;
-	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
-	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
-	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
-	by court order.

     Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

     Our Bylaws provide that no officer or director shall be personally liable for any obligations of our company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$1706.02
Printing and engraving expenses	$5,000	(1)
Accounting fees and expenses	$5,000	(1)
Legal fees and expenses	$25,000	(1)
Transfer agent and registrar fees	$5,000	(1)
Fees and expenses for qualification under state	$0
securities laws
Miscellaneous	$1,000	(1)

Total	$42,706.02
(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

     On March 5, 2004 we issued 25,000,000 shares of our common stock to Georgina Martin in exchange for all the outstanding equity securities of Cheetah Oil & Gas Ltd., a British Columbia company, being 100 shares of common stock. We relied on the exemptions from registration provided by Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as at that term is defined in Regulation S. No directed selling efforts were made in the United States by Cheetah, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

     In April 2004 we completed a private placement of units consisting of 150,000 shares of common stock and 150,000 stock purchase warrants to one investor, Zander Investments Ltd., for total proceeds of $750,288. Each stock purchase warrant entitles the holder to acquire one share of common stock of our company at a price of $7.50 per share for a period of two years. On March 15, 2005, we issued 55,467 shares of common stock upon the exercise of stock purchase warrants that we issued as part of the private placement. We relied on the exemptions from registration provided by Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as at that term is defined in Regulation S. No directed selling efforts were made in the United States by Cheetah, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

     On March 10, 2005 we issued 142,000 shares of common stock to Zander Investments Ltd. at $7.04 per share as payment for an additional 13.51% interest in Scotia. We relied on the exemptions from registration provided by Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as at that term is defined in Regulation S. No directed selling efforts were made in the United States by Cheetah, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

     On March 17, 2005, we issued 55,165 common stock in connection with debt settlement of $357,196 on December 31, 2004. The debt was incurred as a result of a debt owed to a creditor, Zander Investments Ltd., who had loaned the funds to the company. We relied on the exemptions from registration provided by Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as at that term is defined in Regulation S. No directed selling efforts were made in the United States by Cheetah, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

     On May 26, 2005 we completed a private placement of 1,200,000 shares of common stock and 1,200,000 stock purchase warrants to 17 accredited investors (the selling stockholders) for total proceeds of $6,000,000. Each stock purchase warrant entitles the holder to acquire one share of common stock of our company at a price of $7.00, at any time until one year from the effective date of this Registration Statement. The investors confirmed in writing that they were accredited investors and represented their intention to acquire the securities for investment purposes and not with a view to distribution. We did not, and no person acting on our behalf, used any form of general solicitation or general advertising in connection with this offering. Appropriate legends were affixed to the stock certificates issued to the investors. The investors acknowledged that the sale of the securities was not registered under the Securities Act of 1933 and the securities could not be resold unless the securities were registered or unless an exemption from such registration was available. As a result of the foregoing, we relied on the provisions of Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, for the issuance of the shares.

     In February of 2005, we issued 7,500 shares of common stock to C.K. Cooper and Company, Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934. This issuance was in payment of an engagement fee which resulted in the May 26, 2005 private placement, described above. On May 26, 2005, we also issued 21,429 common stock purchase warrants to C.K. Cooper and Company, Inc. This issuance was partial payment of a placement fee in connection with the May 26, 2005 private placement, described above. These warrants may be exercised at any time until one year from the effective date of this Registration Statement at an exercise price of $7.00 per share.

Item 27 EXHIBITS

The following Exhibits are filed with this Prospectus:

Exhibit
Number	Description
(3)	(i) Articles of Incorporation; and (ii) Bylaws
3.1	Articles of Incorporation (incorporated by reference from our Form 10-SB filed on August 2, 1999)
3.2	Certificate of Amendment (incorporated by reference from our Form 10-SB filed on August 2, 1999)
3.3	Certificate of Amendment dated February 19, 2004 (incorporated by reference from our Registration Statement on Form SB-2/A filed on August 15, 2005)
3.4	Certificate of Amendment dated May 25, 2004 (incorporated by reference from our Registration Statement on Form SB-2/A filed on August 15, 2005)
3.5	Bylaws (incorporated by reference from our Form 10-SB filed on August 2, 1999)
(4)	Instruments Defining the Rights of Security Holders
4.1	2004 Equity Performance Plan (incorporated by reference from our Registration
Statement on Form S-8 filed on February 25, 2004)
2005 Stock Option Plan (incorporated by reference from our Registration Statement on
4.2	Form S-8 filed on June 10, 2005)
(5)	Opinion regarding legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(10)	Material Contracts
10.1	Acquisition Agreement with Georgina Martin dated March 5, 2004 (incorporated by reference from our Current Report on Form 8-K filed on March 18, 2004) reference from our Current Report on Form 8-K filed on March 18, 2004)
10.2	Form of Share Purchase Agreement dated May 13, 2004 (incorporated by reference from our Current Report on Form 8-K filed on July 8, 2004)
10.3	Engagement Letter with CK Cooper & Co. dated February 10, 2005 (incorporated by reference from our Current Report on Form 8-K filed on February 16, 2005)

10.4	Managing Dealer Agreement with CK Cooper & Co. dated March 31, 2005
(incorporated by reference from our Form 10-KSB filed on April 8, 2005)
10.5	Form of Subscription Agreement with the following subscribers, in connection with the private placement on May 26, 2005 (incorporated by reference from our Current Report on Form 8-K filed on June 2, 2005):

Gary Brennglass
B&E Apartments, LP
HEM Properties
Frey Living Trust
Edward Ajootian
Bruce E. O’Brien Living Trust Dated 12/17/91
Kent Seymour & Maskaria Seymour
GSSF Master Fund, LP
Gryphon Master Fund, L.P.
Colonial Fund, LLC
Enable Opportunity Partners L.P.
Enable Growth Partners L.P.
Cranshire Capital, L.P.
Bushido Capital Master Fund, LP
Gamma Opportunity Capital Partners, LP Class C
Gamma Opportunity Capital Partners, LP Class A
Renata Kalweit

10.6	Management Agreement with Garth Braun dated for reference May 1, 2005.
(incorporated by reference from our Registration Statement on Form SB-2 filed on June
23, 2005)
10.7	Agreement dated effective July 14, 2005 between Cheetah Oil and Gas (PNG) Limited and Halliburton Overseas Limited. (incorporated by reference from our Current Report on Form 8-K filed on August 12, 2005)
(14)	Code of Ethics
14.1	Code of Business Conduct and Ethics (incorporated by reference from our Form 10-
KSB filed on April 8, 2005)
(21)	Subsidiaries of the Registrant
21.1	Cheetah Oil and Gas Ltd., a company incorporated pursuant to the laws of British
Columbia
Scotia Petroleum Inc., a company incorporated pursuant to the laws of British Columbia
(23)	Consents
23.1*	Consent of Moore Stephens Ellis Foster Ltd.
23.2	Consents of 3D-Geo Pty Ltd. dated August 11, 2005 (incorporated by reference from our Registration Statement on Form SB-2/A filed on August 15, 2005)
23.3	Consent of Tayfun Babadagli, Ph.D, dated October 24, 2005 (incorporated by reference from our Registration Statement on Form SB-2/A filed on August 15, 2005)
(99)	Additional Exhibits
99.1	Petroleum Prospecting Licence #245 (incorporated by reference from our Registration

Statement on Form SB-2/A filed on December 1, 2005)
99.2	Petroleum Prospecting Licence #246 (incorporated by reference from our Registration Statement on Form SB-2/A filed on December 1, 2005)
99.3	Petroleum Prospecting Licence #249 (incorporated by reference from our Registration Statement on Form SB-2/A filed on December 1, 2005)
99.4	Petroleum Prospecting Licence #250 (incorporated by reference from our Registration Statement on Form SB-2/A filed on December 1, 2005)
99.5	Petroleum Prospecting Licence #252 (incorporated by reference from our Registration Statement on Form SB-2/A filed on December 1, 2005)
99.6	Petroleum Retention Licence #13 (incorporated by reference from our RegistrationStatement on Form SB-2/A filed on December 1, 2005)

* Filed herewith

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

	(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

	(b)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, increase or decrease in volume of securities offered (if the total dollar value of securities offered exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective statement; and

	(c)	any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)	for the purpose of determining any liability under the Securities Act, each of the post-effective shall be deemed to be a new registration statement relating to the securities offered therein, and the offering securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	remove from registration by means of a post-effective amendment any of the securities being which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cheetah pursuant to the foregoing provisions, or otherwise, has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Cheetah of expenses incurred or paid by a director, officer or controlling person of Cheetah in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Cheetah will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on January 19, 2006.

CHEETAH OIL AND GAS LTD. /s/ Garth Braun By: Garth Braun, President and Director (Principal Executive Officer) Dated: January 19, 2006

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Garth Braun as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Garth Braun
By: Garth Braun, President and Director
(Principal Executive Officer)
Dated: June 23, 2005

/s/ Ted Kozub
By: Ted Kozub, Chief Financial Officer and Director
(Principal Financial Officer)
Dated: June 23, 2005

/s/ Georgina Martin
By: Georgina Martin, Director
Dated: June 23, 2005